Exhibit 10.17

FOURTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

NT LIMITED PARTNERSHIP

MARCH 13, 1997

TABLE OF CONTENTS

	ARTICLE 1
	DEFINITIONS

1.1	Definitions	2
1.2	Other Rules of Interpretation	15
1.3	Strict Performance of Covenants	16
1.4	Governing Law	16
1.5	Time	16
1.6	Schedules	16

	ARTICLE 2
	FORMATION OF PARTNERSHIP AND RELATIONSHIP BETWEEN PARTNERS

2.1	Formation	16
2.2	Name	16
2.3	Business of Partnership	17
2.4	Principal Place of Business	17
2.5	Fiscal Period	17
2.6	Representation and Warranties of General Partner	17
2.7	Title to Partnership Assets	20
2.8	Covenants of General Partner	20
2.9	Representations and Warranties of Limited Partner	21
2.10	Limitations of Authority of Limited Partner	21
2.11	Power of Attorney	22
2.12	Unlimited Liability of General Partner	23
2.13	Limited Liability of Limited Partner	23
2.14	Other Activities of Limited Partner	23
2.15	Compliance with Laws	23
2.16	Covenants of the Limited Partner	23

	ARTICLE 3
	CAPITAL CONTRIBUTIONS AND ACCOUNTS

3.1	Initial Contributions of Capital by the Partners	23
3.2	Additional Capital Contributions	24
3.3	Capital Accounts	25
3.4	Capital Commitments to be Ongoing	26
3.5	No Interest Payable on Accounts	26
3.6	Negative Balance of Capital or in Capital Accounts	26

	ARTICLE 4
	CASH MANAGEMENT, DISTRIBUTIONS AND INCOME ALLOCATIONS

4.1	Purchase Discount Amount	26
4.2	Rental Account	26
4.3	Vehicle Account	29

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4.4	VAT Account	30
4.5	Periodic Allocation of Net Income	30
4.6	Periodic Allocation of Net Loss	31
4.7	Fiscal Period Allocation of Net Income or Net Loss	31
4.8	Allocation of Taxable Income	32
4.9	Allocation of Tax Loss	32

	ARTICLE 5
	BUSINESS AND OPERATIONS OF THE PARTNERSHIP

5.1	Authority of the General Partner	32
5.2	Powers and Duties of General Partner	33
5.3	Restrictions on Operations and Activities	36
5.4	Program Negotiation Vehicles	37
5.5	Commingling of Partnership Assets	38
5.6	Fees of the General Partner	38

	ARTICLE 6
	BOOKS AND RECORDS AND PROVISION OF INFORMATION

6.1	Books of Account	38
6.2	Annual Report and Income Tax Information	38
6.3	Fleet Reports	39
6.4	Status Reports	39
6.5	Financial Reports of the General Partner	39
6.6	Repurchase Agreements	39

	ARTICLE 7
	PARTNERSHIP GOVERNANCE

7.1	Powers Exercisable by the Limited Partner	39
7.2	Amendment to Partnership Agreement	40
7.3	Assignment of Partnership Interests	40

	ARTICLE 8
	SUSPENSION EVENTS, TERMINATION EVENTS AND DURATION OF PARTNERSHIP

8.1	Term of Partnership	41
8.2	Termination Events	41
8.3	Effect of a Termination Event	43
8.4	Additional General Partner	44
8.5	Certain Purchase Rights of the General Partner	45
8.6	Distribution of Proceeds of Winding Up	48
8.7	Negative Balance in Capital Account of General Partner	50
8.8	Return of Capital	50
8.9	Dissolution of Partnership	50

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	ARTICLE 9
	INDEMNIFICATION

9.1	Indemnification by the General Partner	50
9.2	Notification of Potential Liability	51
9.3	Litigation	51
9.4	Tax Indemnity	52
9.5	Tax Credit	52
9.6	Survival	53
9.7	Change in Circumstances	53

	ARTICLE 10
	GENERAL

10.1	Notices	55
10.2	Limited Partner Not a General Partner	57
10.3	Limitation of Liability and Capacity	57
10.4	Counterparts	57
10.5	Binding Effect	57

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DWPV Draft of October 10, 2003

NT LIMITED PARTNERSHIP

FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT made as of the 13th day of March, 1997.

BETWEEN:

NATIONAL CAR RENTAL (CANADA) INC.,
a corporation incorporated under the Canada Business Corporations Act,

(hereinafter called the “General Partner”),

- and –

1487792 ONTARIO INC.,
a corporation incorporated under the Business Corporations Act (Ontario),

(hereinafter called the “AGP”),

- and -

BNY TRUST COMPANY OF CANADA,

a trust company incorporated under the laws of Canada and registered to carry on the business of a trust company in each of the provinces of Canada, in its capacity as trustee of CANADIAN MASTER TRUST, a trust established under the laws of the Province of Ontario,

(hereinafter called the “Limited Partner”),

WHEREAS the General Partner, the AGP and The Trust Company of Bank of Montreal, in its capacity as trustee of Canadian Master Trust (the “Original Limited Partner”) have entered into a limited partnership (the “Partnership”) under the name “NT Limited Partnership” to carry on a business for profit, namely, the ownership and rental (as lessor) of Vehicles;

AND WHEREAS the General Partner and the Original Limited Partner entered into an agreement (the “Original Agreement”) with effect as at and from March 13, 1997 for the purposes of setting out the manner in which the business of the Partnership was to be carried on and their relationship as partners was to be governed;

AND WHEREAS the General Partner and the Original Limited Partner amended and restated the Original Agreement on June 26, 1997 (the “Amended and Restated

Agreement”) for the purposes of setting out more fully their agreements with respect to the conduct of the business of the Partnership and the governance of their relationship as Partners;

AND WHEREAS the General Partner and the Original Limited Partner amended and restated the Amended and Restated Agreement on May 22, 1998 (the “Second Amended and Restated Agreement”) for the purpose of allowing the Partnership to buy Vehicles which are to be utilized by Alamo Rent-A-Car (Canada), Inc. (“Alamo”), an Affiliate of the General Partner in Alamo’s car rental business and to make certain other related changes which were necessary or desirable;

AND WHEREAS the AGP was appointed Additional General Partner on September 28, 2001;

AND WHEREAS BNY Trust Company of Canada replaced The Trust Company of Bank of Montreal as trustee of Canadian Master Trust on November 5, 2002;

AND WHEREAS the General Partner, the AGP and the Limited Partner amended and restated the Second Amended and Restated Agreement on November 20, 2002 (the “Third Amended and Restated Agreement”) for the purpose of setting out more fully their agreements with respect to the conduct of the business of the Partnership;

AND WHEREAS the General Partner, the AGP and the Limited Partner have entered into further amending agreements dated as of December 13, 2002, February 28, 2003, March 31, 2003, June 25, 2003, July 10, 2003, August 27, 2003 and September 30, 2003, each amending the terms and conditions of the Third Amended and Restated Agreement;

AND WHEREAS the Partners now wish to amend and restate the Third Amended and Restated Agreement for the purpose of setting out more fully their agreements with respect to the conduct of the business of the Partnership and the governance of their relationship as Partners and to make certain other related changes which are necessary or desirable;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the respective covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1                          Definitions.

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms have the following meanings:

“Act” means the Limited Partnerships Act (Ontario);

“Additional Capital Contributions” means any funds, in addition to the Initial Capital Contribution, contributed by a Partner to the Partnership as capital;

“Additional General Partner” has the meaning ascribed thereto in Section 8.4;

“Affected Person” has the meaning ascribed thereto in section 9.7(b);

“Affiliate” means, when used with reference to a specified Person, any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person and for these purposes “control” means the right to elect a majority of the board of directors of a Person that is a corporation or the governing authority of a Person that is not a corporation, whether through the ownership of voting securities or by contract or otherwise;

“Agreement” means this fourth amended and restated agreement of limited partnership, including the Schedules hereto, as it exists at the date hereof and as it may from time to time be supplemented or amended as herein provided;

“AGP” means 1487792 Ontario Inc.;

“Alamo” means Alamo Rent-a-Car (Canada), Inc.;

“Alamo Lease” means the Lease made as of May 22, 1998 between the Partnership and Alamo pursuant to which the Partnership leases certain Partnership Vehicles to Alamo;

“Amended and Restated Agreement” has the meaning ascribed thereto in the recitals;

“Applicable Law” means all statutes, laws, by-laws, regulations, ordinances, orders, rules and requirements of governmental or other public authorities having jurisdiction, and all amendments thereto, at any time and from time to time in force;

“Approved Dealers” means Vehicle dealers to whom Manufacturers sell new Vehicles for resale;

“Asset Purchase Agreement” has the meaning ascribed thereto in the Guarantee Letter;

“Assignment and Assumption Agreement” has the meaning ascribed thereto in section 8.5(a)(i);

“Auditors” means Ernst & Young LLP or any other national firm of chartered accountants of recognized standing appointed by the General Partner as auditor for the Partnership for the time being, whether or not such firm of chartered accountants is regularly retained by the General Partner;

“Bank” means Bank of Montreal so long as it has a short-term debt rating of R-l (middle) or higher from the Rating Agency provided that if Bank of Montreal does not have a short term debt rating of R-l (middle) or higher then another Canadian bank with a rating of R-l (middle) or higher from the Rating Agency;

“BMO Trust” means the trustee of the Limited Partner;

“Business Day” means any day other than a Saturday, a Sunday and a day when chartered banks are not open for business in Toronto, Ontario;

“Canadian GAAP” means Canadian generally accepted accounting principles applicable to the undertaking of the Partnership applied on a basis consistent with prior periods;

“Capital Accounts” means the General Partner’s Capital Account and the Limited Partner’s Capital Account;

“Capital Call” has the meaning ascribed thereto in section 3.2;

“Chrysler” means DaimlerChrysler AG and its Canadian Affiliates;

“Coverage Requirement”, in respect of any Estimation Period, means an amount equal to 10% of the sum of estimated Depreciation, Net Loss on Dispositions and Income Share of the Limited Partner for such Estimation Period; provided, however, that Coverage Requirement shall never be less than zero and provided further that if for any three out of twelve consecutive Settlement Periods the Estimation Test exceeds zero, then thereafter the Coverage Requirement shall be equal to the product of (a) the greater of (i) 10% and (ii) 150% of the largest Estimation Test in the preceding 12 months and (b) the sum of estimated Depreciation, Net Loss on Dispositions and Income Share of the Limited Partner for such Estimation Period;

“Current Book Value” of a Partnership Vehicle at any time means its Original Book Value less accumulated Depreciation at such time;

“Cut-off Time” means 11:59 p.m. on the last day of an Estimation Period;

“Declaration” means the declaration of partnership filed and recorded in respect of the Partnership pursuant to the Act;

“Depreciation”, when used in reference to a Partnership Program Vehicle, means the daily depreciation charge set forth by an Eligible Manufacturer or Toyota Approved Dealer in the Applicable Repurchase Agreement, provided that in the absence of the aforementioned calculation the weighted average rate of depreciation for the Repurchase Agreements then in place (and in any event a rate of not less than 2.1% per month) on a straight line basis on the Original Book Value of the Vehicle shall be used; when used in reference to a Partnership Non-program Vehicle, “Depreciation” means depreciation at a rate to be determined from time to time by the General Partner in accordance with Canadian GAAP but in no event less than 2% per month on automobiles, minivans and sport utility vehicles and 1.6% per month on trucks and vans;

“Dollar” or “$”, in respect of all amounts referred to in this Agreement, unless otherwise expressly stated, shall mean Canadian dollars;

“Eligible Investments” means, at any particular date, book-based securities, negotiable instruments or securities maturing not later than the Business Day preceding the next succeeding Settlement Date after such date represented by instruments in bearer or registered form which evidence any of:

(a)                                  direct obligations of, or obligations fully guaranteed as to the timely payment of principal and interest by, the Government of Canada;

(b)                                 direct obligations of, or obligations fully guaranteed as to the timely payment of principal and interest by, the government of a province of Canada;

(c)                                  direct obligations of, or obligations fully guaranteed as to the timely payment of principal and interest by banks or trust companies chartered or licensed under the laws of Canada or any province thereof which bank or trust company has a short- term debt rating from the Rating Agency of at least R-l (middle);

(d)                                 commercial paper and any other securities having, at the time of the investment or contractual commitment to invest therein, a rating of at least R-l (middle) from the Rating Agency;

(e)                                  notes issued and bankers’ acceptances accepted by, overnight repurchase agreements with and call loans to, any bank or trust company referred to in (c) above;

(f)                                    any security having a rating of at least R-1 (middle) from the Rating Agency;

(g)                                 term deposits with an entity, the short term debt or deposits of which have a rating of at least R-l (middle) from the Rating Agency; and

(h)                                 any other class of investments approved in writing by the Rating Agency (other than those set out in (a) to (g) above),

provided, however, that the aggregate amount of Eligible Investments that may be represented by the securities of any single issuer (other than obligations of or fully guaranteed by the Government of Canada) shall not exceed the greater of (i) $1 million and (ii) 10% of total Eligible Investments. For greater certainty, if otherwise qualified in accordance with the foregoing clauses of this definition, securities of the Limited Partner, the Securitization Agent, the Bank and any Affiliate of the foregoing are Eligible Investments;

“Eligible Manufacturer” means a Manufacturer (a) whose unsecured long term debt is rated BBB or its equivalent or higher by two or more of the Rating Agency, S&P and Moody’s, or (b) if its unsecured long term debt is not so rated, where the General Partner has at its own expense obtained credit enhancement satisfactory in form, source and amount to the Securitization Agent and the Rating Agency in respect of the credit exposure to the Partnership represented by Repurchase Agreements with that Manufacturer;

“Estimation Date” means Wednesday in each week or if such day is not a Business Day, then the next succeeding Business Day;

“Estimation Period” in respect of any Estimation Date means the period from and including the previous Estimation Date to and including the day immediately preceding such Estimation Date; provided, however, that where an Estimation Period would otherwise include days included within a Settlement Period that has ended prior to such Estimation Date, then the Estimation Period will not include such days;

“Estimation Report” means a weekly report substantially in the form of Schedule B provided by the General Partner to the Limited Partner;

“Estimation Test” in respect of any Settlement Period means the result (expressed as a percentage) of the following calculation (but never less than zero):

([DS + LDS - GDS] - A) ÷ A,

where:

A equals [(DE + NLDE) ÷ NE] x NS;

DE means the aggregate estimated Depreciation for the Estimation Periods falling within such Settlement Period;

NLDE means the aggregate estimated Net Loss on Dispositions for the Estimation Periods falling within such Settlement Period;

NE means the aggregate number of days in such Estimation Periods;

NS means the number of days in such Settlement Period;

DS means Depreciation within such Settlement Period;

LDS means Loss on Dispositions within such Settlement Period; and

GDS means Gain on Dispositions within such Settlement Period;

“Expenses” means the aggregate of all costs and expenses of the Partnership, including:

(a)                                  all Organizational Expenses and expenses incurred to maintain the registrations or qualifications of the Partnership under Applicable Law or to obtain or maintain exemptions under such laws;

(b)                                 all applicable Taxes;

(c)                                  all costs and expenses of, or incidental to, the preparation and dispatch to Partners of all cheques, reports, circulars, financial statements, forms and notices, and any other documents which in the opinion of the General Partner acting reasonably are necessary or desirable in connection with the business and administration of the Partnership;

(d)                                 all costs and expenses incidental to the preparation of amendments to this Agreement as referred to in section 7.2;

(e)                                  any costs and expenses of litigation involving the Partnership and the amount of any judgment or settlement paid in connection therewith, excluding, however, the costs and expenses of litigation, judgment or settlement in which the conduct of the General Partner is found to have violated the standard of conduct required by section 5.2, the costs and expenses of such litigation, judgment or settlement being for the personal account of the General Partner;

(f)                                    audit fees of the Partnership; and

(g)                                 any other costs and expenses in connection with the administration of the Partnership that may be authorized by this Agreement;

“Fiscal Period” means the fiscal period of the Partnership as determined in accordance with section 2.5;

“Fleet Report” means a report concerning the Partnership Vehicles substantially in the form of Schedule C;

“Ford” means Ford Motor Company and its Canadian Affiliates;

“Franchisees” means Persons (other than the Partnership) licensed by the General Partner and its Affiliates to carry on in Canada the business of renting Vehicles using the name “National” or “Tilden” or the logo of National Interrent;

“GP Financial Statements” means the balance sheet of the General Partner as at June 30, 2003 and the statements of income, retained earnings and sources and application of funds for the period beginning April 1, 2003 and ending June 30, 2003;

“Gain on Dispositions” for any period means the amount, if any, by which Proceeds of Disposition received by the Partnership in such period exceeds the Current Book Value of the subject Vehicles;

“General Motors” means General Motors Corporation and its Canadian Affiliates;

“General Partner” means National Car Rental (Canada) Inc.;

“General Partner’s Capital Account” has the meaning ascribed thereto in section 3.3(b);

“General Partner’s Capital Commitment” has the meaning ascribed thereto in section 3.2(d);

“Grossed-Up Payment” has the meaning ascribed thereto in section 9.5;

“Gross-Up” has the meaning ascribed thereto in section 9.5;

“GST” means all amounts payable pursuant to section 165(1) of the Excise Tax Act (Canada);

“Guarantee Letter” means the letter dated October 14, 2003 from Vanguard to the Limited Partner and the Partnership as amended from time to time;

“Hedging Transaction” means any rate swap transaction, basis swap, forward rate transaction, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rats swap transaction, currency option or any similar transaction (including any option with respect to any of these transactions) or any combination of such transactions;

“HST” means all amounts payable pursuant to section 165(2) of the Excise Tax Act (Canada);

“Income Share of the Limited Partner” means the amount, expressed in dollars for the Estimation Period or the Tranche Period, as the case may be, equal to the sum of (a) the Purchase Discount Amount, plus (b) the Program Fee, all in respect of such period;

“Indemnified Amounts” has the meaning ascribed thereto in section 9.1;

“Indemnified Parties” has the meaning ascribed thereto in section 9.1;

“Initial Capital Contribution” means the amounts contributed by the Partners to the Partnership pursuant to section 3.1;

“Insolvency Legislation” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any other Applicable Law under which indebtedness may be compromised;

“Limited Partner” means The Trust Company of Bank of Montreal in its capacity as trustee of Canadian Master Trust;

“Limited Partner’s Capital Account” has the meaning ascribed thereto in section 3.3(c);

“Limited Partnership Interest” means the interest of the Limited Partner in the Partnership;

“Liquidity Agent” has the meaning ascribed thereto in section 9.7(b);

“Liquidity Agreement” means the agreement dated December 15, 1995 between BMO Trust, the banks and other financial institutions whose names appear on Schedule I to such agreement and the Bank, as such agreement may be amended from time to time;

“Long Option Closing Date” has the meaning ascribed thereto in section 8.5(c);

“Long Option Purchase Price” has the meaning ascribed thereto in section 8.5(c);

“Loss on Dispositions” for any period means the amount, if any, by which Proceeds of Disposition received by the Partnership in such period is less than the Current Book Value of the subject Vehicles and, when a Vehicle is written off as a result of theft, fire, accident or act of God, the amount of the write-off;

“Manufacturer” means any of Chrysler, Ford, General Motors, Toyota and any additional manufacturer of Vehicles approved from time to time by the Securitization Agent and the Rating Agency;

“Moody’s” means Moody’s Investor Services, Inc.;

“National System” means National Car Rental System (Canada) Inc., a corporation incorporated under the Canada Business Corporations Act;

“Net Income” or “Net Loss”, in respect of any period, means, respectively, the net income or net loss of the Partnership in respect of such period, as determined in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods;

“Net Loss on Dispositions”, in respect of any Estimation Period, means the sum of:

(NLDp x VDP) + (NLDNP x VDNP)

where:

NLDNP means the greatest NLSPNP in the last twelve consecutive Settlement Periods (or, in the first year of the Partnership’s operations, consecutive Settlement Periods plus consecutive calendar months starting not earlier than September 1996 so that the total equals twelve or, until September 1997, the smaller number available);

NLDP means the greatest NLSPP in the last twelve consecutive Settlement Periods (or, in the first year of the Partnership’s operations, consecutive Settlement Periods plus consecutive calendar months starting not earlier than September 1996 so that the total equals twelve or, until September 1997, the smaller number available);

VDP means the number of Partnership Program Vehicles that the General Partner estimates have been disposed of in such Estimation Period;

NLSPP means the quotient of (i) Loss on Dispositions less Gain on Dispositions for all Partnership Program Vehicles disposed of within a Settlement Period divided by (ii) the number of Partnership Program Vehicles disposed of within such Settlement Period, provided, however, that NLSPP shall not be less than zero;

NLSPNP means the quotient of (i) Loss on Dispositions less Gain on Dispositions for all Partnership Non-program Vehicles disposed of within a Settlement Period divided by (ii) the number of Partnership Non-program Vehicles disposed of within such Settlement Period, provided, however, that NLSPNP shall not be less than zero; and

VDNP means the number of Partnership Non-program Vehicles that the General Partner estimates have been disposed of in such Estimation Period;

“Normal Course Termination Date” means the Partnership Termination Date;

“Notes” means short-term debt obligations of the Limited Partner with a maximum weighted average 42 days until maturity issued by the Limited Partner from time to time to fund the Limited Partner’s Capital Account;

“Option Purchase Price” has the meaning ascribed thereto in section 8.5;

“Organizational Expenses” means all fees, costs and expenses incurred in respect of the formation and organization of the Partnership and its registration and qualification under Applicable Law;

“Original Agreement” has the meaning ascribed thereto in the recitals;

“Original Book Value” of a Partnership Vehicle means the full cash purchase price to the Partnership of such Vehicle, without any allowance for trade-in of a Vehicle and without deduction for cash allowances or rebates from the Manufacturer unless such cash allowances or rebates reduce the purchase price of Vehicles under tine relevant Repurchase Agreement, in which case Original Book Value shall be reduced by the amount of such allowance or rebate. For greater certainty, “full cash purchase price” does not include VAT but does include, if applicable, up to but not in excess of $500 per Vehicle in aggregate for dealer mark-up, pre-delivery inspection, air conditioning tax, weight tax, battery tax, “gas guzzler” tax and other similar costs and taxes. Where a Partnership Vehicle has been purchased from a Franchisee or, pursuant to the Assignment and Assumption Agreement, from the General Partner, “Original Book Value” for purposes of calculating Depreciation means the full cash purchase price to the Franchisee or the General Partner, as the case may be;

“Partners” means the General Partner, the AGP and the Limited Partner;

“Partnership” means NT Limited Partnership, a partnership organized under the laws of the Province of Ontario as a limited partnership;

“Partnership Interest Long Option Notice” has the meaning ascribed thereto in section 8.5(c);

“Partnership Interest Short Option Notice” has the meaning ascribed thereto in section 8.5(b);

“Partnership Non-program Vehicle” means a Partnership Vehicle that is not a Partnership Program Vehicle;

“Partnership Program Vehicle” means a Partnership Vehicle eligible for repurchase under a Repurchase Agreement;

“Partnership Termination Date” means September 30, 2005;

“Partnership Vehicle” means a Vehicle owned by the Partnership;

“Person” includes an individual, corporation, partnership, joint venture, association, syndicate, trust, unincorporated organization or other entity or any trustee, executor, administrator or other legal representative;

“PNV Excess” has the meaning ascribed thereto in section 5.4(d);

“Prime Rate” means the fluctuating annual interest rate which, on any day, shall be equal to the rate of interest most recently established by Bank of Montreal at its head office in Toronto, Ontario as its reference rate of interest for the purpose of determining interest rates it will charge on that day for demand loans made in Canada in Canadian dollars to its Canadian commercial customers and which it refers to as its “prime rate”;

“Proceeds of Disposition” means the cash or other monetary consideration received by the Partnership from the sale of Partnership Vehicles or from insurance in respect of Partnership Vehicles written off by the Partnership as a result of theft, fire, accident or act of God;

“Program Amount” means (i) from the date hereof up to and including the earlier of the Partnership Termination Date or the occurrence of a Termination Event, $500,000,000 and (ii) during the period from and after the earlier of the Partnership Termination Date or the occurrence of a Termination Event to and including the date that the business of the Partnership is wound up in accordance with section 8.3(f) this Agreement, zero;

“Program Fee” means, unless and until a Termination Event shall occur, three-quarters of one per cent (0.75%) per annum of the amount of Notes outstanding, and, if a Termination Event shall occur, means, from the date of such occurrence until the Partnership has been dissolved, one per cent (1.0%) per annum of the amount of Notes outstanding at the date of such occurrence;

“Program Negotiation Vehicle” has the meaning ascribed thereto in section 5.4(a);

“Purchase Discount Amount” means, for any Estimation Period or Tranche Period, the sum of (a) the Utilization Fee and (b) the product of (i) the proceeds from the issuance of the Notes outstanding in such Estimation Period or Tranche Period (whichever is applicable), (ii) to the extent the relevant Notes were issued on or prior to October 14, 2003, the Prime Rate on the first day of the relevant period, and to the extent the relevant Notes are issued after such date, the weighted average discount rate at which the Notes were issued, plus the applicable Program Fee, and (iii) the ratio obtained by dividing the weighted average number of days the Notes were outstanding during such Estimation Period or Tranche Period (whichever is applicable) by 365;

“Purchase Option Notice” has the meaning ascribed thereto in section 8.5;

“QST” means all amounts payable pursuant to an act respecting Quebec Sales Tax;

“Qualified PMSI” means a purchase money security interest (“PMSI”) in a Partnership Vehicle granted by the Partnership to, or reserved by, an Approved Dealer or Manufacturer (a “holder”) under terms that the PMSI will expire automatically upon payment by the Partnership to the holder of the full cash purchase price of the Vehicle, which payment must be made according to the agreement under which the PMSI arises within 21 days of the date when the PMSI arose;

“Rating Agency” means Dominion Bond Rating Service Limited and its successors and, at any particular time after the date hereof, may include any other nationally recognized credit rating agency or agencies then authorized by the Securitization Agent to rate securities issued by the Limited Partner;

“Rental Account” has the meaning ascribed thereto in section 4.2(a);

“Rental Revenues” means monetary receipts (other than sales, value added and other similar Taxes collected on behalf of a governmental authority) from the rental or lease of Partnership Vehicles, the provision of other services by the Partnership and income from Eligible Investments, whether in the form of remittances from credit card or debit card issuers, cash payments, bank drafts, cheques, wire transfers or otherwise;

“Repurchase Agreement” means an agreement between an Eligible Manufacturer or a Toyota Approved Dealer and the Partnership pursuant to which the Eligible Manufacturer or Toyota Approved Dealer is obligated to purchase Partnership Vehicles from the Partnership on terms and conditions not materially less advantageous to the Partnership man the Repurchase Agreement for 2003 model year Vehicles as in effect between the particular Manufacturer or Toyota Approved Dealer and the Partnership;

“Repurchase Closing Date” has the meaning ascribed thereto in section 8.5;

“S&P” means Standard & Poors Ratings Group;

“Second Amended and Restated Agreement” has the meaning ascribed thereto in the recitals;

“Securitization Agent” means BMO Nesbitt Burns Inc.;

“Servicer” has the meaning ascribed thereto in section 8.4(d);

“Settlement Date” means the eleventh day of each calendar month (or, if such day is not a Business Day, the next Business Day);

“Settlement Period” in respect of any Settlement Date means the most recently completed calendar month prior to a Settlement Date;

“Settlement Report” means a monthly report substantially in the form of Schedule D provided by the General Partner to the Limited Partner;

“Short Option Closing Date” has the meaning ascribed thereto in section 8.5(b);

“Short Option Purchase Price” has the meaning ascribed thereto in section 8.5(b);

“Suspension Event” means the existence of either one or both of the following conditions with respect to the Partnership:

(a)                                  the ratio for the most recently completed Settlement Period for which the Settlement Date has occurred of Rental Revenues to the sum of (i) Income Share of the Limited Partner, (ii) Depreciation and (iii) Loss on Dispositions, minus (iv) Gain on Dispositions is less than 1.5:1;

(b)                                 as at the first day after the end of a Settlement Period the General Partner’s Capital Account is in an amount less than the General Partner’s Capital Commitment;

“Tangible Net Worth”, means, at any date (i) the sum of (A) the aggregate of the amount which would, in accordance with Canadian GAAP, be classified on the balance sheet of General Partner as shareholders’ equity and (B) any money owed by the General Partner by virtue of any subordinated loans and advances which are not repayable before the date on which the Partnership has been wound-up in accordance with section 8.3(f), minus (ii) the sum of (A) the aggregate of franchises, licenses, permits, patents, patent applications, copyrights, trade marks, trade names, brand names, service marks, goodwill, experimental or organizational expenses and other like intangibles, including any intangible assets, which would, in accordance with Canadian GAAP, be classified as the balance sheet of the General Partner as intangible assets; and (B) the amount of any loans or investments in an Affiliate of the General Partner;

“Tax” or “Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges) imposed by any national, federal, provincial, territorial, state, colonial, municipal, local, foreign or other governmental authority, together with any penalties, fines, interest or other additions on, to, in lieu of, for non-collection of or in respect of such taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges;

“Taxable Income” or “Tax Loss”, in respect of any Fiscal Period means, respectively, the amount of net income or loss of the Partnership for such period as determined by the General Partner (and reviewed by the Auditors) in accordance with the provisions of the Income Tax Act (Canada) (including the amount of the taxable capital gain or allowable capital loss from the disposition of each capital property of the Partnership as determined by the General Partner in accordance with the provisions of the Income Tax Act (Canada));

“Tax Credit” has the meaning ascribed thereto in section 9.5;

“Temporary GP Contributions” means amounts contributed to the Partnership by the General Partner on a temporary basis from time to time pending Capital Calls to fund the purchase of Partnership Vehicles up to the Original Book Value of such Vehicles and not required to make the General Partner’s Capital Account equal in value to the General Partner’s Capital Commitment;

“Termination Event” has the meaning ascribed thereto in section 8.2;

“Toyota” means Toyota Canada Inc. and its United States and Japanese Affiliates;

“Toyota Approved Dealer” means a dealer selected by Toyota Canada Inc. and approved by the General Partner in accordance with its credit policies to whom Toyota sells new Vehicles for resale;

“Tranche Period” means the period beginning on the third day after a Settlement Date and ending on the second day after the following Settlement Date; provided, however, that the first Tranche Period shall begin on the date the Assignment and Assumption Agreement is entered into and end on the second day after the first Settlement Date;

“Underlying Obligation” has the meaning ascribed thereto in section 8.2(h);

“Utilization Fee” means a fee equal to the product of (a) prior to the occurrence of a Termination Event, 0.20% and, if a Termination Event shall have occurred, 0.25% multiplied by the number of days in the most recently completed Tranche Period divided by 365; and (b) the difference between (X) the Program Amount; and (Y) average principal amount of Notes outstanding during the most recently completed Tranche Period;

“Vanguard” means Vanguard Car Rental USA Holdings Inc. a Delaware corporation;

“VAT” means collectively, GST, HST and QST and any amounts payable under any similar value-added Tax legislation in any jurisdiction in Canada;

“VAT Account” has the meaning ascribed thereto in section 4.4;

“Vehicle” means an automobile, minivan, sport utility vehicle, truck or van having an Original Book Value not greater than $65,000, in the case of automobiles, minivans and sport utility vehicles and $80,000 in the case of trucks and vans;

“Vehicle Account” has the meaning ascribed thereto in section 4.3(a); and

“Vehicle Rental Agreements” means the agreements pursuant to which the General Partner, as agent for an undisclosed principal, rents Partnership Vehicles to retail commercial and leisure customers, substantially in the form of the agreements used by the General Partner for such purposes prior to the date hereof.

1.2                          Other Rules of Interpretation.

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)                                  any reference to a designated “Article”, “section” or other subdivision or to a “Schedule” is to the designated Article, section or other subdivision of or Schedule to this Agreement;

(b)                                 the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of or Schedule to this Agreement;

(c)                                  the headings are for convenience of reference only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(d)                                 the word “including” is not to be construed to limit a general statement, term or matter to the items set forth following such word but rather refers to all other items or matters that could reasonably fall within the scope of such general statement, term or matter;

(e)                                  any reference herein to a particular percentage of Partnership Vehicles is a reference to a percentage of the aggregate Current Book Value of such Vehicles at the relevant time and not to a percentage of the number of such Vehicles;

(f)                                    all accounting terms not otherwise defined herein have the meanings assigned to them by, and all calculations to be made hereunder are to be made in accordance with Canadian GAAP as it may exist from time to time;

(g)                                 any reference to a statute is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or regulations;

(h)                                 any reference to an entity is also a reference to any entity that is a successor to such entity, provided that all restrictions on assignability and transfer set forth herein are complied with;

(i)                                     any reference to an “approval”, “authorization” or “consent” of a party means the written approval, written authorization or written consent of such party; and

(j)                                     words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.3                          Strict Performance of Covenants.

The failure of any party to seek redress for a violation of, or to insist upon strict performance of, any provision hereof shall not prevent a subsequent act, which would have originally constituted a violation of such provision or any other provision hereof, from having the effect of an original violation of such provision or any other provision hereof.

1.4                          Governing Law.

This Agreement and the application or interpretation hereof shall be governed exclusively by its terms and by the laws of the Province of Ontario and each Partner irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

1.5                          Time.

Time shall be of the essence hereof.

1.6                          Schedules.

The following are the Schedules to this Agreement:

Schedule A	-	Form of Capital Call
Schedule B	-	Form of Estimation Report
Schedule C	-	Form of Fleet Report
Schedule D	-	Form of Settlement Report
Schedule E	-	Insurance
Schedule F	-	Form of Vehicle Rental Agreement
Schedule G	-	Form of Agreement Under Subsection 7.3

ARTICLE 2

FORMATION OF PARTNERSHIP
AND RELATIONSHIP BETWEEN PARTNERS

2.1                          Formation.

The Partners hereby confirm the establishment of a limited partnership under the Act. The rights, restrictions and liabilities of the Partners shall be as provided in the Act except as herein otherwise expressly provided.

2.2                          Name.

The name of the Partnership shall be “NT Limited Partnership” or such other name or names as the General Partner may from time to time deem appropriate to comply with the laws of any jurisdiction in which the Partnership may carry on business. The Partnership may use as a French language name “NT Société en Commandité”.

2.3                          Business of Partnership.

The Partnership shall carry on the business of (i) purchasing, owning and renting Vehicles throughout Canada, (ii) selling Vehicles that it has owned as rental Vehicles, (iii) leasing Vehicles to Alamo pursuant to the Alamo Lease, and (iv) if approved by the Rating Agency, leasing Vehicles to Franchisees. The Partnership shall be further authorized to exercise all powers ancillary and incidental thereto or reasonably in furtherance thereof and not specifically excluded by the terms of this Agreement. The Partnership shall not carry on any business not permitted by this section 2.3.

2.4                          Principal Place of Business.

The principal place of business of the Partnership shall be 280 Attwell Drive, Etobicoke, Ontario M9W 5B2 or such other address within the Province of Ontario as the General Partner, after giving not less than 30 days’ notice to the Limited Partner, may designate.

2.5                          Fiscal Period.

The first Fiscal Period of the Partnership shall commence on March 13, 1997 and end on December 31, 1997 and thereafter each Fiscal Period shall commence on January 1 and end on December 31 of each calendar year or such other date as determined by the General Partner and approved by the Limited Partner.

2.6                          Representation and Warranties of General Partner.

The General Partner represents and warrants to the Limited Partner that:

(a)                                  each of the General Partner and National System is a corporation incorporated and subsisting under the Canada Business Corporations Act, the General Partner is qualified to carry on business in each of the provinces of Canada and National System is qualified to carry on business in each of the provinces of Canada where it owns assets;

(b)                                 the General Partner has full power and authority to execute this Agreement and all other agreements contemplated hereby required to be signed by it, to act as the General Partner and to perform its obligations under this Agreement and such execution and the performance of such obligations have been duly authorized by all necessary action of the General Partner and do not and shall not conflict with Applicable Law, do not and shall not conflict with or constitute a default or accelerate obligations under any agreement, contract, instrument or indenture by which the General Partner is bound and do not and shall not result in the creation of any lien, charge or encumbrance on or over any of the General Partner’s assets;

(c)                                  this Agreement has been duly authorized, executed and delivered by the General Partner and constitutes a legal, valid and binding obligation of the General Partner enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’

rights generally and the fact that the grant of equitable remedies is within the discretion of a court of competent jurisdiction;

(d)                                 there are no actions, suits, proceedings or investigations commenced or, to the knowledge of the General Partner after due inquiry, contemplated or threatened against or affecting the General Partner or National System at law or in equity before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which can reasonably be expected to have a material adverse effect on the ability of the General Partner to carry out its obligations hereunder;

(e)                                  the GP Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods and present fairly and disclose in all material respects the financial condition, assets and liabilities of the General Partner as at the respective dates of the GP Financial Statements and the sales, earnings and results of operations for the General Partner for the respective periods covered by the GP Financial Statements; there has been no material adverse change in the results of operations, financial position or condition of the General Partner since the date of the most recent balance sheet forming part of the GP Financial Statements;

(f)                                    the General Partner does not have any material obligations or liabilities of any kind whatsoever, whether accrued, contingent or otherwise, other than:

(i)                                     obligations or liabilities disclosed on, reflected in or provided for in the GP Financial Statements; and

(ii)                                  obligations or liabilities incurred in the ordinary course of business of the General Partner since June 30, 2003, none of which has been materially adverse to the nature of the General Partner’s business, results of operations, assets, financial position or condition;

(g)                                 each of the General Partner and National System has conducted and is conducting its business in compliance with all Applicable Law of each jurisdiction in which any material portion of its business is carried on and has all required licences, permits, registrations and qualifications under the laws of each such jurisdiction to carry on its business, except to the extent that failure so to conduct its business or to have such licenses, permits, registrations or qualifications could not reasonably be expected to have a material adverse effect on the ability of the General Partner to carry out its obligations hereunder;

(h)                                 the General Partner has provided to the Limited Partner a list of all business premises from which the General Partner carries on the business of renting Vehicles and the General Partner or National System has a valid leasehold or fee interest in all such premises (or license in the case of premises at certain airports)

and neither the General Partner nor National System nor the lessor, sub-lessor or licensor of such premises, as the case may be, is in breach of any material provision of any agreement pursuant to which the General Partner occupies any such premises;

(i)                                     the General Partner’s communications and computer systems are adequate for the conduct of the Partnership’s business and the use thereof by the General Partner does not infringe the rights of any other Person;

(j)                                     the General Partner is not experiencing any strike, work stoppage, slow-down or other material interference with or impairment of its business by labour, and, to the General Partner’s knowledge, no such strike, work stoppage, slow-down or other material interference or impairment is threatened; the General Partner is not a party to or the subject of any unfair labour practice complaint and is not a party to or the subject of any prosecution, order or complaint relating to employment standards or human rights before any governmental agency; the earliest date at which any collective bargaining agreement covering more than 50 of the General Partner’s employees expires is November 30, 2003;

(k)                                  the casualty loss and third party liability insurance carried by the General Partner in respect of its business, business premises and Vehicles is as described in Schedule E; such insurance is provided by third party underwriters whose outstanding long term unsecured debt that is rated not lower than A (low) or the equivalent by as many of the Rating Agency, S&P and Moody’s as rate it or, if such debt is not rated by at least one of the Rating Agency, S&P and Moody’s, whose profitability ranking has the highest rating from T.R.A.C. Insurance Services Ltd.;

(1)                                  neither the General Partner nor National System is insolvent and neither of them has: (i) admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due, (ii) proposed a compromise or arrangement to its creditors, (iii) had any petition for a receiving order or bankruptcy filed against it, (iv) consented to have itself declared bankrupt or wound up, (v) consented to have a receiver, liquidator or trustee appointed over any part of its assets, (vi) had any encumbrancer take possession of any of its property, (vii) had any execution or distress become enforceable or become levied upon any of its property, or (viii) had any unsatisfied judgment outstanding against it for more than 15 days;

(m)                               the General Partner and National System are directly or indirectly wholly owned and controlled by Vanguard; and

(n)                                 the General Partner is not a “non-resident” of Canada for purposes of the Income Tax Act (Canada).

2.7                          Title to Partnership Assets.

Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the assets of the Partnership shall be held in the name of the Partnership, unless prohibited by Applicable Law, in which case the assets of the Partnership may be held in the name of the Limited Partner or the General Partner, as the Partnership may determine. Each of the General Partner and the Limited Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or the Limited Partner, as the case may be, shall be held by the General Partner or the Limited Partner, respectively, as agent in trust for the Partnership for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All assets of the Partnership shall be recorded as property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

2.8                          Covenants of General Partner.

The General Partner covenants and agrees with the Limited Partner that:

(a)                                  the General Partner shall maintain its corporate existence and that of National System in good standing;

(b)                                 the General Partner shall in the conduct of the Partnership’s business comply with all Applicable Law and obtain and maintain in good standing all licences, permits, qualifications and approvals from any and all governments and governmental agencies in any jurisdiction in which it carries on business except to the extent that failure to so comply, obtain or maintain does not materially affect the business or financial condition of the Partnership and shall cause National System to comply in all material respects with all Applicable Law and obtain and maintain in good standing all licences, permits, qualifications and approvals material to the Partnership’s business;

(c)                                  the General Partner shall not effect a merger or amalgamation with any Person other than a direct or indirect wholly-owned subsidiary of Vanguard (including, for greater certainty, National System) and may do so then only if the amalgamation would not have an adverse effect on the ability of the General Partner to carry out its obligations hereunder;

(d)                                 the General Partner shall at all times during the term hereof be a direct or indirect wholly-owned subsidiary of, and controlled in fact by, Vanguard;

(e)                                  the General Partner shall maintain at all times Tangible Net Worth at an amount not less than the greater of (i) $35,000,000 and (ii) $55,000,000 less the aggregate amount of any purchase accounting adjustments for reductions in prepaids and sundry assets and property, plant and equipment, all as reflected in the General Partner’s financial statements and arising out of the transactions of purchase and sale contemplated under the Asset Purchase Agreement;

(f)                                    National System shall remain a wholly-owned subsidiary of the General Partner (unless it is amalgamated with or into the General Partner) so long as National System owns, leases or is the licensee of any of the assets referred to in section 2.6(h);

(g)                                 the General Partner, on behalf of the Partnership, shall have entered into legal, valid and binding Repurchase Agreements with each of Ford, GM, Chrysler and certain Toyota Approved Dealers, as applicable, in respect of each model year on or before December 15 of the immediately preceding calendar year;

(h)                                 the General Partner irrevocably and unconditionally guarantees the performance of Alamo of its obligations under the Alamo Lease, and the Partnership shall not be required to exhaust any remedies against Alamo as a precondition to the Limited Partner calling for the performance of this guarantee; and

(i)                                     the General Partner shall not change, amend or modify any provisions of the Alamo Lease without first receiving the written approval of the Rating Agency.

2.9                          Representations and Warranties of Limited Partner.

The Limited Partner represents and warrants to the General Partner that it:

(a)                                  is a trust validly formed and existing under the laws of the Province of Ontario;

(b)                                 is not a “non-resident” of Canada for the purposes of the Income Tax Act (Canada);

(c)                                  is not a “non-Canadian” within the meaning of the Investment Canada Act;

(d)                                 has full power and authority to execute this Agreement and all other agreements contemplated hereby required to be signed by it and to take all actions required pursuant hereto, and has obtained all necessary approvals of directors, shareholders, partners, members or others; and

(e)                                  has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and the fact that the grant of equitable remedies is within the discretion of a court of competent jurisdiction.

2.10                        Limitations of Authority of Limited Partner.

The Limited Partner shall not be entitled:

(a)                                  to take part in the control of the business of the Partnership;

(b)                                 to execute any document which binds or purports to bind the Partnership or any other Partner as such;

(c)                                  to purport to have the power or authority to bind the Partnership or any other Partner as such;

(d)                                 to undertake any obligation or responsibility on behalf of the Partnership;

(e)                                  to bring any action for partition or sale or otherwise in connection with any interest in any property of the Partnership, whether real or personal, or register or permit to be filed or registered or remain undischarged, against any property of the Partnership, any lien or charge; or

(f)                                    to commence against the Partnership any proceedings under Insolvency Legislation.

2.11                        Power of Attorney.

The Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner as the Limited Partner’s agent and true and lawful attorney to act on its behalf with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver and record or file as and where required:

(a)                                  this Agreement, the Declaration, any amendment to this Agreement or the Declaration and any other instrument required to qualify, continue and keep in good standing the Partnership as a limited partnership, or otherwise to comply with the laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partner and to comply with the Applicable Law of such jurisdiction;

(b)                                 any instrument, and any amendment to the Declaration, necessary to reflect any amendment to this Agreement;

(c)                                  any instrument required to record with any governmental or regulatory authority the dissolution and termination of the Partnership; and

(d)                                 any instrument required in connection with any election that may be made under fiscal legislation in any jurisdiction in which the Partnership is carrying on business or where the Limited Partner resides.

The power of attorney granted herein is irrevocable and is a power coupled with an interest and extends to the successors and assigns of the Limited Partner. The Limited Partner agrees to be bound by any representation or action made or taken by the General Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney, provided that the General Partner does not incur any liability on behalf of, or take any action which may result in any liability to, the Limited Partner.

2.12                        Unlimited Liability of General Partner.

The General Partner shall have unlimited liability for the debts, liabilities and obligations of the Partnership.

2.13                        Limited Liability of Limited Partner.

Subject to the provisions of the Act, the liability of the Limited Partner for the debts, liabilities and obligations of the Partnership at any relevant time shall be limited to the Limited Partner’s Capital Account at that time and any amount paid or required at such time to be paid by the Limited Partner as Additional Capital Contributions pursuant to section 3.2 and the Limited Partner shall not be liable for any further claims, assessments or contributions to the Partnership.

2.14                        Other Activities of Limited Partner.

The Limited Partner may hold an interest in any other limited partnership that holds property and carries on a business similar to or competitive with the business and properties of the Partnership and the Limited Partner shall not be required to account to or shall be liable to the General Partner or the Partnership by reason thereof.

2.15                        Compliance with Laws.

On request by the General Partner, the Limited Partner shall immediately execute such certificates and other instruments necessary to comply with any Applicable Law of any jurisdiction for the continuation and good standing of the Partnership.

2.16                        Covenants of the Limited Partner.

The Limited Partner shall during the term hereof maintain its existence as a validly constituted trust and shall remain a resident of Canada for purposes of the Income Tax Act (Canada). The Limited Partnership shall not divulge, except to its agents and employees on a need to know basis or as required by law, the confidential business of the General Partner or of the Partnership. Information shall not be confidential for the purposes of this section 2.16 if it becomes generally available to the public from a source other than the Limited Partner or becomes known to the Limited Partner from a source other than the General Partner and its representatives provided that such source, so far as is known to the Limited Partner, is not bound by a contractual or other obligation of confidentiality to the General Partner or the Partnership.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND ACCOUNTS

3.1                          Initial Contributions of Capital by the Partners.

The Initial Capital Contribution of the General Partner shall be (a) in an amount equal to 10% of the fair market value of the Purchased Assets on the Effective Date (as defined in the Assignment and Assumption Agreement), (b) made on the execution and delivery thereof and (c) satisfied by the transfer from the General Partner to the Partnership of Purchased Assets

(as defined in the Assignment and Assumption Agreement). The Initial Capital Contribution of the Limited Partner shall be (a) in an amount equal to 90% of the fair market value of the Purchased Assets on the Closing Date, (b) made prior to or contemporaneously with the Initial Capital Contribution of the General Partner, and (c) satisfied by the delivery to or to the order of the Partnership of a certified cheque or bank draft. The Partnership will use the Limited Partner’s Initial Capital Contribution to satisfy the cash portion of the purchase price of the Purchased Assets under the Assignment and Assumption Agreement.

3.2                          Additional Capital Contributions.

(a)           When there does not exist a continuing Suspension Event or Termination Event, the General Partner may up to four times in any calendar month call for Additional Capital Contributions from the Limited Partner by giving to the Limited Partner a notice in the form of Schedule A hereto (a “Capital Call”). A Capital Call shall be made solely (subject to section 5.4(d)) for the purposes of repaying to the General Partner Temporary GP Contributions and funding purchases of Vehicles up to but not in excess of their Original Book Value. A Capital Call must require an Additional Capital Contribution from the Limited Partner of not less than $3,000,000 and increments of $100,000 above that amount (subject to section 5.4(d)). Notice of a Capital Call must be delivered to the Limited Partner not later than 12:00 noon (Toronto time) on the second Business Day prior to the day (which must be a Business Day) when the Additional Capital Contribution is to be paid. The Limited Partner shall be obligated to make the Additional Capital Contribution by depositing immediately available funds to the Vehicle Account not later than the close of business (Toronto time) on the date indicated in the call notice.

(b)           The maximum amount of capital that the Limited Partner shall be obligated at any time to contribute to the Partnership by way of Additional Capital Contributions pursuant to this Agreement shall be equal to (i) the Program Amount, plus (ii) any amounts of capital returned to the Limited Partner prior to such time pursuant to section 4.3(b)(iv), minus (iii) the sum of (A) the Limited Partner’s Initial Capital Contribution, and (B) Additional Capital Contributions from the Limited Partner up to such time.

(c)           Except in the circumstances set out in section 5.4(c), for every $1.00 called from the Limited Partner, the General Partner must make, simultaneously with the payment from the Limited Partner, an Additional Capital Contribution by way of immediately available funds deposited to the Vehicle Account, of (i) $0.108033 where the $1.00 called from the Limited Partner was used to fund (A) the purchase of Partnership Program Vehicles or Program Negotiation Vehicles or (B) the repayment to the General Partner of that portion of any Temporary GP Contribution used to fund the purchase of Partnership Program Vehicles or Program Negotiation Vehicles and (ii) $0.212121 where the $1.00 called from the Limited Partner was used to fund (A) the purchase of Partnership Non-program Vehicles or (B) the repayment to the General Partner of that portion of any Temporary GP Contribution used to fund the purchase of Partnership Non-program Vehicles. If the General Partner has outstanding a Temporary GP Contribution at a time when the General Partner would be obligated to make an Additional Capital Contribution pursuant to this section 3.2(c), the General Partner may credit its Temporary GP Contribution against the Additional Capital Contribution that it would otherwise be obligated to make.

(d)           The General Partner covenants and agrees to contribute at all times up to and including the day of occurrence of a Termination Event, but not after such day, sufficient capital to the Partnership from time to time by way of Additional Capital Contribution so that the General Partner’s Capital Account (calculated on the assumption that all Net Income of the Partnership up to the particular time has been allocated to the Partners at such time) shall be equal to at least the product of (i) the sum of (A) the product of 9.75% and the percentage of Partnership Vehicles that are Partnership Program Vehicles, (B) the product of 9.75% and the percentage of Partnership Vehicles that are Program Negotiation Vehicles and (C) the product of 17.50% and the percentage of Partnership Vehicles that are Partnership Non-program Vehicles times (ii) the total capital of the Partnership other than capital contributed by the General Partner pursuant to section 4.4, such amount being referred to in this Agreement as the “General Partner’s Capital Commitment”.

3.3                          Capital Accounts.

(a)           The General Partner will establish separate accounts on the books of the Partnership for the Limited Partner’s Capital Account and the General Partner’s Capital Account.

(b)           As used herein, “General Partner’s Capital Account” means, at any time, the amount, if any, by which the aggregate dollar value of

(i)                                     the cash and other consideration that has been contributed pursuant hereto by the General Partner to the Partnership as capital at or prior to such time, and

(ii)                                  any amount allocated to the General Partner from Net Income in respect of any Settlement Period at or prior to that time exceeds the aggregate of

(iii)                               the cash that has been distributed to the General Partner at or prior to such time,

(iv)                              any amount allocated to the General Partner from Net Loss in respect of any Settlement Period at or prior to such time, and

(v)                                 any amount distributed to the Limited Partner at or prior to such time pursuant to that portion of section 4.2(k) that follows clause (ii) thereof.

(c)           As used herein, “Limited Partner’s Capital Account” means, at any time, the amount, if any, by which the aggregate of

(i)                                     the cash that has been contributed pursuant hereto by the Limited Partner to the Partnership as capital at or prior to such time, plus

(ii)                                  any amount allocated to the Limited Partner from Net Income in respect of any Settlement Period at or prior to that time, plus

(iii)                               any amount by which the General Partner’s Capital Account is reduced at or prior to such time as set out in section 3.3(b)(v),

exceeds the aggregate of

(iv)                              the cash that has been distributed to the Limited Partner at or prior to such time, plus

(v)                                 any amount allocated to the Limited Partner from Net Loss in respect of any Settlement Period at or prior to such time.

3.4                          Capital Commitments to be Ongoing.

No Partner will have any right to withdraw any amount or receive any distribution from the Partnership except as expressly provided for in this Agreement.

3.5                          No Interest Payable on Accounts.

No Partner will have the right to receive interest on any credit balance in its Capital Account. No Partner shall be liable to pay interest to the Partnership on any capital returned to such Partner or on any negative balance in its Capital Account.

3.6                          Negative Balance of Capital or in Capital Accounts.

The interest of a Partner in the Partnership will not terminate by reason of there being a negative or zero balance in such Partner’s Capital Account.

ARTICLE 4

CASH MANAGEMENT, DISTRIBUTIONS AND INCOME ALLOCATIONS

4.1                          Purchase Discount Amount.

On the last Business Day of each Settlement Period the Limited Partner shall provide to the General Partner an estimate of the Income Share of the Limited Partner for the next Settlement Period. Not later than the ninth day of each Settlement Period (or if such day is not a Business Day, then the immediately preceding Business Day) the Limited Partner shall provide to the General Partner a report outlining the Purchase Discount Amount for (i) the Settlement Period just ended and (ii) the current Tranche Period.

4.2                          Rental Account.

(a)           The General Partner has opened and will manage for and in the name of the Partnership at the Bank account no. 0002-1300-694, hereinafter referred to as the “Rental Account”. All monies deposited to the Rental Account shall have the status of trust monies held for and on behalf of the Partnership and, for greater certainty, shall not be the property of the General Partner. The Bank shall be required specifically to acknowledge that it has no right of set-off in respect of the Rental Account. The General Partner shall deposit all Rental Revenues as received to the Rental Account. In the event that from time to time the General Partner identifies moneys that have been deposited to the Rental Account as in fact not being revenues of the Partnership, it shall be entitled to remove the amount of such moneys from the Rental Account and on the Estimation Dates the General Partner shall advise the Limited Partner of any amount so removed and the category of the General Partner’s non-Partnership revenues to which such amount pertains. When a Suspension Event has occurred and is continuing, such amounts may be removed only on Estimation Dates simultaneously with advising the Limited Partner as set out in the preceding sentence. When a Termination Event has occurred and is continuing, such amounts may be removed only on Settlement Dates following advice to the Limited Partner as to amounts and categories.

(b)           The General Partner shall pay from the Rental Account the Expenses of the Partnership. Notwithstanding the foregoing, insofar as such Expenses consist of VAT payable on the purchase of Partnership Vehicles, the General Partner shall pay such Expenses directly from the VAT Account when the VAT Account is not commingled with the Rental Account, or from the Rental Account when the Rental Account and the VAT Account are commingled, or may first transfer the necessary amounts from the Rental Account or the VAT Account, as the case may be, to the Vehicle Account to be remitted with the purchase price of new Vehicles.

(c)           Not later than 12:00 noon (Toronto time) on each Estimation Date, the General Partner shall provide an Estimation Report to the Limited Partner containing its best estimate of the aggregate Rental Revenues, Expenses of the Partnership, Depreciation, Net Loss on Dispositions (if any), Income Share of the Limited Partner and Coverage Requirement in respect of the Estimation Period and showing the amount in the Rental Account at the Cut-off Time.

(d)           On each Estimation Date the General Partner shall transfer from the Rental Account to the Vehicle Account an amount equal to estimated Depreciation plus Net Loss on Dispositions (if any) in respect of the relevant Estimation Period.

(e)           If following the payments in section 4.2(b) and the transfer in section 4.2(d) there remains in the Rental Account at the Cut-off Time a positive balance larger than the sum of (i) (A) the Income Share of the Limited Partner and (B) the Coverage Requirement for such Estimation Period and prior Estimation Periods in the same Settlement Period and (ii) the excess of (x) the amount of the lease payment to be made by Alamo to the Partnership pursuant to the Alamo Lease in respect of the Settlement Period in which such Estimation Period occurs over (y) the sum of (I) the portions of the Alamo Purchase Discount Amount (as defined in the Alamo Lease) allocable to the Estimation Period and all prior Estimation Periods in the Settlement Period in which such Estimation Period occurs (the allocation for each Estimation Period to be based on the number of days in each such Estimation Period divided by the number of days in such Settlement Period) and (II) the sum of the portions of the amounts deposited to the Vehicle Account pursuant to section 4.2(d) for such Estimation Period and all prior Estimation Periods in the Settlement Period in which such Estimation Period occurs and which are allocable to the Vehicles which are subject to the Alamo Lease, the General Partner shall be entitled to withdraw for its own benefit at 2:00 p.m. (Toronto time) on the Estimation Date any such excess. If following the payments in section 4.2(b) and the transfer in section 4.2(d) there does not remain in the Rental Account at the Cut-off Time a positive balance larger than the sum of (i) (A) the Income Share of the Limited Partner and (B) the Coverage Requirement for such Estimation Period and prior Estimation Periods in the same Settlement Period and (ii) the excess of (x) the amount of the lease payment to be made by Alamo to the Partnership pursuant to the Alamo Lease in respect of the Settlement Period in which such Estimation Period occurs over (y) the sum of (I) the portions of the Alamo Purchase Discount Amount (as defined in the Alamo Lease) allocable to the Estimation Period and all prior Estimation Periods in the Settlement Period in which such Estimation Period occurs (the allocation for each Estimation Period to be based on the number of days in each such Estimation Period divided by the number of days in such Settlement Period) and (II) the sum of the portions of the amounts deposited to the Vehicle Account pursuant to section 4.2(d) for such Estimation Period and all prior Estimation Periods in the Settlement Period in which such Estimation Period occurs and which are allocable to the Vehicles which are subject to the Alamo Lease, the General Partner shall be required forthwith to make a payment from its own funds as an Additional Capital Contribution to the Rental Account to bring it to a zero balance, but in no event shall the General Partner be obligated to pay an amount greater than the sum of (i) the aggregate amount withdrawn by the General Partner from the Rental Account pursuant to this section 4.2(e) on Estimation Dates for Estimation Periods falling within the same Settlement Period and (ii) Organizational Expenses.

(f)            Not later than 12:00 noon (Toronto time) on each Settlement Date, the General Partner will provide a Settlement Report to the Limited Partner containing the aggregate Rental Revenues, Expenses of the Partnership, Depreciation, Proceeds of Dispositions, Loss on Dispositions (if any), Gain on Dispositions (if any) and Income Share of the Limited Partner in respect of the Settlement Period. If during the relevant Settlement Period the General Partner has removed amounts from the Rental Account pursuant to section 4.2(a), then the Settlement Report will be accompanied by a letter from the General Partner reporting as to such amounts and the categories of the General Partner’s non-Partnership revenues to which the amounts so removed pertain.

(g)           On the second Business Day after the Settlement Date, the General Partner shall first cause an amount equal to the Income Share of the Limited Partner for the Tranche Period, together with the amount (if any) representing the Income Share of the Limited Partner for prior Tranche Periods not yet paid to the Limited Partner, to be paid to the Limited Partner from the Rental Account.

(h)           If the Settlement Report indicates that Depreciation for the Settlement Period is greater than the aggregate estimates of Depreciation contained in the Estimation Reports for the same period, the General Partner shall next on the second Business Day after the Settlement Date transfer from the Rental Account to the Vehicle Account funds equal to the difference. Alternatively, if the Settlement Report indicates that Depreciation for the Settlement Period is less than the estimates of Depreciation contained in the Estimation Reports for the same period, the General Partner shall next transfer from the Vehicle Account to the Rental Account funds equal to the difference.

(i)            If the Settlement Report indicates that Loss on Dispositions less Gain on Dispositions for the Settlement Period exceeds the aggregate Net Loss on Dispositions contained in the Estimation Reports for the same period, then the General Partner shall next on the second Business Day after the Settlement Date transfer the amount of the excess from the Rental Account to the Vehicle Account. Alternatively, if the Settlement Report indicates that the aggregate Net Loss on Dispositions contained in the Estimation Reports for the Settlement

Period exceeds the Loss on Dispositions less Gain on Dispositions for the same period, then the amount of the excess shall be transferred from the Vehicle Account to the Rental Account.

(j)            If after the payments in sections 4.2(g), (h) and (i), there remains as at the end of the relevant Settlement Period a positive balance in the Rental Account, the General Partner shall be entitled on the second Business Day after the Settlement Date to withdraw for its own benefit any such balance. If after the payments in sections 4.2(g), (h) and (i), there remains as at the end of the relevant Settlement Period a negative balance in the Rental Account, the General Partner shall forthwith on the second Business Day after the Settlement Date pay into the Rental Account from its own funds as an Additional Capital Contribution an amount sufficient to return the Rental Account to a zero balance, but in no event shall the General Partner be obligated to pay an amount greater than the sum of (i) the aggregate amount withdrawn by the General Partner from the Rental Account pursuant to section 4.2(e) on Estimation Dates for Estimation Periods falling within the same Settlement Period and (ii) Organizational Expenses.

(k)           if there is not sufficient cash in the Rental Account to pay the Limited Partner the entire amount required by section 4.2(g) and such amount still has not been paid after any transfers to the Rental Account required by sections 4.2(h), (i) and (j) have been made, then cash in the Vehicle Account (if any) in an amount up to but not exceeding the value of the General Partner’s Capital Account shall be transferred to the Rental Account and used to make the payment required by section 4.2(g) and such transfer and payment shall reduce the General Partner’s Capital Account.

4.3                          Vehicle Account.

(a)           The General Partner has opened and will manage for and in the name of the Partnership at the Bank account no. 0002-1300-678, hereinafter referred to as the “Vehicle Account”. All monies deposited to the Vehicle Account shall have the status of trust monies held for and on behalf of the Partnership and, for greater certainty, shall not be the property of the General Partner. The Bank shall be required specifically to acknowledge that it has no right of set-off in respect of the Vehicle Account. There shall be deposited directly to the Vehicle Account (i) all Proceeds of Disposition, and (ii) all capital contributions of the Partners in the form of cash.

(b)           Funds may be disbursed from the Vehicle Account only to the following payees and in the following circumstances:

(i)                                     to refund to the General Partner from time to time amounts representing Temporary GP Contributions and amounts to which the General Partner is entitled pursuant to section 5.4(d);

(ii)                                  on the second Business Day after a Settlement Date, to transfer funds to the Rental Account pursuant to sections 4.2(h), 4.2(i) and 4.2(k);

(iii)                               to pay Approved Dealers, Manufacturers and Franchisees for Vehicles purchased for the Partnership; and

(iv)                              on the second Business Day after a Settlement Date, if there is cash in the Vehicle Account as at the close of business on the last day of the Settlement Period (after payments pursuant to clauses (i), (ii) and (iii) of this section 4.3(b)) in an amount determined by the General Partner to be in excess of the cash required to fund the purchase of Vehicles required to be paid for in the calendar month in which the Settlement Date occurs, to return capital to the Partners in the ratio of their respective Capital Accounts, to the extent that such payment would not result in the balance of the General Partner’s Capital Account being reduced to an amount below the General Partner’s Capital Commitment; provided, however, that if a Suspension Event has occurred and is continuing then this return of capital shall be made to the Limited Partner in priority to the General Partner if and to the extent that such a prioritization is necessary to make the amount of the General Partner’s Capital Account equal to the amount of the General Partner’s Capital Commitment.

(c)           Pending the distributions referred to in section 4.3(b), the General Partner may use funds in the Vehicle Account to purchase Eligible Investments for the Partnership.

4.4                          VAT Account.

The General Partner shall open and manage for and in the name of the Partnership at the Bank an account hereinafter referred to as the “VAT Account”. All monies deposited to the VAT Account shall have the status of trust monies held for and on behalf of the Partnership and, for greater certainty, shall not be property of the General Partner. The Bank shall be required specifically to acknowledge that it has no right of set-off in respect of the VAT Account. The General Partner shall deposit to the VAT Account all amounts collected by the Partnership on behalf of a governmental authority in respect of VAT as a result of the rental or sale of Vehicles by the Partnership or the provision of any other goods or service by the Partnership and any amount received by the Partnership from a governmental authority as a refund of VAT. The General Partner shall be entitled to disburse from the VAT Account any amount owed to a governmental authority in respect of VAT collected by the Partnership and any amount owed to a person as VAT in respect of the purchase of Vehicles or any other goods or services acquired by the Partnership. In the event that there are insufficient funds in the VAT Account to fund any required remittance or payment of VAT, the General Partner shall contribute to the Partnership an amount of capital sufficient to make up the shortfall, and such amount shall be returned in cash to the General Partner at the earliest possible opportunity from amounts deposited to the VAT Account in respect of input tax credits claimed by the Partnership. Provided that a Termination Event has not occurred, the VAT Account and the Rental Account may be operated by the General Partner as a single commingled account, subject to the maintenance of separate accounting records in respect of each Account.

4.5                          Periodic Allocation of Net Income.

Net Income in respect of any Settlement Period will be allocated as at the end of such period as follows:

(a)           firstly, where an amount of Net Loss has previously been allocated to the Limited Partner and has not been recovered by the Limited Partner pursuant to the operation of this provision, to the Limited Partner;

(b)           secondly, where an amount of Net Loss has previously been allocated to the General Partner and has not been recovered by the General Partner pursuant to the operation of this provision, to the General Partner;

(c)           thirdly, to the Limited Partner up to the cumulative amount distributed to the Limited Partner pursuant to sections 4.2(g) and 4.2(k) to the extent not previously allocated to the Limited Partner pursuant to the operation of this provision; and

(d)           fourthly, to the General Partner as to the remainder.

4.6                          Periodic Allocation of Net Loss.

Net Loss in respect of any Settlement Period will be allocated as at the end of such period as follows:

(a)           firstly, to the General Partner up to a maximum amount equal to the aggregate of

(i)                                     the General Partner’s Capital Account immediately prior to the end of the period, and

(ii)                                  such amount as the General Partner contributes to the Partnership as capital at the end of the period to cover the Net Loss in respect of the period; and

(b)           secondly, to the Limited Partner as to the remainder.

4.7                          Fiscal Period Allocation of Net Income or Net Loss.

Net Income or Net Loss in respect of any Fiscal Period will be allocated as at the end of such Fiscal Period as follows:

(a)           where the Partnership has earned Net Income in respect of the Fiscal Period, there shall be allocated to the General Partner or the Limited Partner, as the case may be, the amount by which

(i)                                     the aggregate of the amounts allocated to such person pursuant to Section 4.5 in respect of the Fiscal Period exceeds

(ii)                                  the aggregate of the amounts allocated to such person pursuant to Section 4.6 in respect of the Fiscal Period,

but the aggregate amount so allocated shall not exceed the Net Income in respect of such Fiscal Period; and

(b)           where the Partnership has realized Net Loss in respect of the Fiscal Period, there shall be allocated to the General Partner or the Limited Partner, as the case may be, the amount by which

(i)                                     the aggregate of the amounts allocated to such person pursuant to Section 4.6 in respect of the Fiscal Period exceeds

(ii)                                  the aggregate of the amounts allocated to such person pursuant to Section 4.5 in respect of the Fiscal Period,

but the aggregate amounts so allocated shall not exceed the Net Loss in respect of such Fiscal Period.

4.8                          Allocation of Taxable Income.

Taxable Income in respect of any Fiscal Period will be allocated as at the end of such Fiscal Period as follows:

(a)           firstly, to the Limited Partner up to the amount of Net Income allocated to the Limited Partner in respect of the Fiscal Period pursuant to section 4.7(a); and

(b)           secondly, to the General Partner as to the remainder.

4.9                          Allocation of Tax Loss.

Tax Loss in respect of any Fiscal Period will be allocated as at the end of such Fiscal Period as follows:

(a)           firstly, to the General Partner up to the amount of Net Loss allocated to the General Partner in respect of the Fiscal Period pursuant to section 4.7(b); and

(b)           secondly, to the Limited Partner as to the remainder.

ARTICLE 5

BUSINESS AND OPERATIONS OF THE PARTNERSHIP

5.1                          Authority of the General Partner.

Except as otherwise provided herein, the General Partner is authorized to carry on the business of the Partnership, with full power and authority to administer, manage, control and operate the business of the Partnership, and has all power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership. No Person dealing with the Partnership will be required to inquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of or in the name of the Partnership.

5.2                          Powers and Duties of General Partner.

(a)           In managing the business and affairs of the Partnership, the General Partner shall utilize its own (or shall cause National System to use its own) employees, business premises, owned or leased, and communications and computer systems and these shall not be, and shall not be held out to be, the employees, premises or systems of the Partnership.

(b)           The General Partner will exercise its powers and discharge its duties under this Agreement honestly, in good faith and in the best interest of the Partnership and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, but subject to the foregoing shall not be liable to the Limited Partner for any act, omission or error in judgment made in good faith.

(c)           The General Partner shall not carry on its activities outside the Partnership in a manner detrimental to the interests of the Partnership; provided, however, that the foregoing shall not prohibit the General Partner from, directly or indirectly, owning or operating a rental car business or businesses similar to and/or in the same geographical area as the Partnership and otherwise competing with the Partnership in the rental car business so long as the General Partner does not exercise a preference detrimental to the Partnership in the acquisition, disposition, rental, operation, maintenance or use of Partnership Vehicles, on the one hand, and Vehicles not belonging to the Partnership, on the other hand. For the purpose of the preceding sentence, the General Partner will not have exercised a preference detrimental to the Partnership in its conduct of a competing rental car business solely because of the rental pricing or marketing decisions taken by the General Partner in operating that competing business. Subject to the foregoing provisions of this section 5.2(c), the General Partner may carry on, invest in or conduct, either directly or indirectly, any business of any nature or kind and the carrying on, investment in or conduct of any such business or businesses shall not give rise to any claim by the Partnership or any of the other Partners of the Partnership for an accounting or for any interest in or the profits from any such business or businesses, whether on fiduciary principles or otherwise.

(d)           Unless a different standard is required by the terms of this Agreement, the General Partner shall manage the business and affairs of the Partnership in a manner consistent with the management by the General Partner of its vehicle rental business prior to the date hereof.

(e)           Without limiting the generality of section 5.1, the General Partner shall have the full power and authority to, and shall, on behalf and in the name of the Partnership:

(i)                                     acquire, insure and sell Vehicles;

(ii)                                  operate the Rental Account, the Vehicle Account and the GST Account;

(iii)                               pay the Expenses;

(iv)                              commence or defend any action or proceeding in connection with the Partnership (but where such action involves Vehicle Rental Agreements or the Alamo Lease, the General Partner may or may not, as appears more beneficial to the Partnership, commence and defend actions in the name of the Partnership);

(v)                                 file on behalf of the Partnership returns required by any governmental or like authority and make all related remittances and receive all related refunds and credits;

(vi)                              maintain as valid and effective all registrations, qualifications, licenses and permits necessary or desirable for the Partnership in the conduct of its business; and

(vii)                           do such other things as are in furtherance of or incidental to the business of the Partnership or that are provided for in this Agreement.

(f)            The General Partner shall take all actions required to qualify, continue and keep in good standing the Partnership as a limited partnership and to maintain the limited liability of the Limited Partner in each jurisdiction where the Partnership may carry on business or own property and to cause the Partnership to be registered as a “motor vehicle dealer” by not later than the first anniversary of the date of execution hereof in those provinces of Canada where it is necessary for the Partnership to be so registered.

(g)           The General Partner shall enter into Vehicle Rental Agreements in its own name on behalf of the Partnership as undisclosed principal.

(h)           The General Partner will, (i) in the conduct of the affairs of the Partnership, put all Approved Dealers, Manufacturers and other Persons with whom the Partnership does business in its own name on notice that the Limited Partner is not liable for the obligations of the Partnership, and (ii) include in all contracts entered into in the name of the Partnership a notice or other provision to the effect that the Partnership is a limited partnership (each of which conditions may be satisfied by contracting in the name of the Partnership as a limited partnership).

(i)            The General Partner shall ensure that at all times:

(i)                                     at least 85% of the Partnership Vehicles are Partnership Program Vehicles;

(ii)                                  at least 40% of the Partnership Program Vehicles are manufactured by General Motors;

(iii)                               not more than 60% of the Partnership Program Vehicles are manufactured by Chrysler or Ford;

(iv)                              not more than 5% of the Partnership Program Vehicles are manufactured by Toyota;

(v)                                 not more than 1% of the Partnership Program Vehicles have been purchased from any one Toyota Approved Dealer;

(vi)                              all of the Partnership Vehicles leased to Alamo pursuant to the Alamo Lease are Partnership Program Vehicles; and

(vii)                           not more than 40% of the Partnership Vehicles are leased to Alamo pursuant to the Alamo Lease.

(j)            In buying Vehicles for the Partnership, the General Partner shall (i) buy only Vehicles produced by Manufacturers and only of the current model year or the immediately preceding model year, (ii) buy Vehicles only from Approved Dealers, Manufacturers and Franchisees, (iii) buy from Manufacturers and Approved Dealers only new Vehicles and only against a Manufacturer’s invoice, (iv) buy from Franchisees only Vehicles that were new Vehicles when purchased by the vendor and that have had not intermediate owners and in respect of which the vendor delivers, inter alia, its Manufacturer’s invoice, (v) buy Vehicles from Franchisees for a purchase price not to exceed the lesser of fair market value and the current book value of the Vehicles on the Franchisee’s books of account at the time of purchase by the Partnership, (vi) ensure that at no time have more than 10% of the Partnership Vehicles been purchased from Franchisees, and (vii) ensure that title to all Vehicles bought for the Partnership is registered in the name of the Partnership.

(k)           The General Partner covenants and agrees that in operating the business of the Partnership it shall at all times in all material respects comply with and perform each term, condition, representation, warranty and covenant required to be complied with or performed by the lessor under each Vehicle Rental Agreement and the Alamo Lease and will not take or omit to take any action that would cause any failure by the Partnership to so comply with and perform in all material respects each term, condition, representation, warranty and covenant required to be performed by the lessor under each Vehicle Rental Agreement and the Alamo Lease.

(l)            The General Partner shall do or cause to be done all such acts and things as a reasonable and prudent operator of a Vehicle rental business would do in order to maintain, use, operate and manage the property, assets and undertaking of such business which are necessary or of advantage to the proper conduct of the business.

(m)          The General Partner shall at its own expense maintain the Partnership Vehicles in good repair, working order and condition and, in the case of a Vehicle subject to a Repurchase Agreement, to the standard required by the relevant Repurchase Agreement.

(n)           The General Partner shall indemnify and hold harmless the Partnership against any obligation of the Partnership to reimburse a Manufacturer for any allowance or rebate paid by a Manufacturer to the General Partner in connection with the sale of Partnership Vehicles to the Partnership.

(o)           The General Partner shall at its own expense provide insurance for the business of the Partnership and for the Partnership Vehicles, in respect both of losses and third party liability as set out in Schedule E, and shall pay all premiums on such insurance on a timely basis and shall maintain fully funded all escrow or trust accounts required to be funded by the terms of such insurance. Third party underwriters of such insurance shall meet the credit standard set out in section 2.6(k). The General Partner shall indemnify and hold the Partnership harmless against all claims, losses and expenses within the deductible amounts under such insurance policies.

(p)           Upon being advised by the Limited Partner in writing at any time that the effective rate of interest on the Notes exceeds 5% per annum, the General Partner shall promptly, and in any event within two Business Days, direct the Securitization Agent and the Limited Partner as to the Hedging Transactions that the Limited Partner shall enter into in connection with the issuance of Notes during the term of this Agreement to ensure that, after giving effect to such Hedging Transactions, the effective interest rate on such Notes shall not exceed 6% per annum. The General Partner may, by written notice delivered to the Securitization Agent and the Limited Partner contemporaneously with the delivery of a Settlement Report pursuant to section 4.2(f), direct the Limited Partner to cancel one or more Hedging Transactions and enter into one or more new Hedging Transactions; provided, however, that the cancellation of any Hedging Transactions and the entering into of any new Hedging Transactions does not cause the effective interest rate on the Notes to exceed 6% per annum. The General Partner shall be responsible for all costs and expenses associated with all such Hedging Transactions and the counterparty to all such Hedging Transactions shall have a long-term debt rating of at least AA (low) from the Rating Agency.

(q)           The General Partner may subcontract any of the General Partner’s obligations under this Agreement to an Affiliate of the General Partner provided that the General Partner shall remain responsible for the performance of such obligations to the same extent as if such obligations were performed by the General Partner.

5.3                          Restrictions on Operations and Activities.

The General Partner will manage and conduct all aspects of the day-to-day operations and other activities of the Partnership, subject, however, to the following restrictions:

(a)                                  the Partnership shall not have employees;

(b)                                 the Partnership shall not own or lease real property;

(c)                                  the Partnership shall not borrow money (although it may buy Vehicles on the ordinary payment terms of Manufacturers and Approved Dealers);

(d)                                 the Partnership shall not create, give or suffer to exist any mortgage, lien, charge, encumbrance or security interest over its assets except that it may give Qualified PMSI’s to Manufacturers and Approved Dealers;

(e)                                  the General Partner shall not use and shall not contractually permit any Partnership Vehicles to be used in any manner (i) that would cause such Vehicles to become ineligible for repurchase under a Repurchase Agreement, (ii) for any illegal purpose or (iii) that could subject such Vehicles to confiscation; and

(f)                                    the Partnership’s sole assets shall be (i) cash and Eligible Investments and the Rental Account, the Vehicle Account and the VAT Account, (ii) receivables from credit card issuers, the General Partner, Vehicle rental customers, Manufacturers, Toyota Approved Dealers and governmental authorities, (iii) Vehicles, (iv) Vehicle Rental Agreements, (v) the Alamo Lease, (vi) Repurchase Agreements, (vii) contractual rights to buy Vehicles from Approved Dealers, and (viii) insurance policies.

5.4                          Program Negotiation Vehicles.

(a)           It is recognized that the Partnership may purchase between August 1 and December 15 in a year Vehicles of the upcoming model year manufactured by an Eligible Manufacturer whose current year Vehicles are subject to a Repurchase Agreement and from whom the Partnership has (i) a letter of undertaking stating that a Repurchase Agreement is being negotiated which, if completed, will cover that Manufacturer’s Vehicles of the upcoming model year, or (ii) a draft form of Repurchase Agreement tabled by that Manufacturer, that if signed, would cover that Manufacturer’s Vehicles of the upcoming model year. Such Vehicles are referred to herein as “Program Negotiation Vehicles”.

(b)           Subject to the following sentence, Program Negotiation Vehicles shall be deemed to be Partnership Program Vehicles for the purposes of section 5.2(i) hereof and the definition of “Depreciation”. If a Repurchase Agreement between the Partnership and the Eligible Manufacturer is not entered into by December 15 in the calendar year in which the Program Negotiation Vehicle is purchased by the Partnership, then thereafter for all purposes hereof such Vehicle will be a Partnership Non-program Vehicle.

(c)           Notwithstanding section 3.2(c), when and to the extent the General Partner makes a Capital Call for the purpose of funding the purchase of Program Negotiation Vehicles, for every $1.00 called from the Limited Partner the General Partner must make, simultaneously with the payment from the Limited Partner, an Additional Capital Contribution by way of immediately available funds deposited to the Vehicle Account of $0.108033, so that, by way of example, if a Capital Call were made on the Limited Partner in the amount of $3,000,000 and were entirely for the purpose of funding the purchase of Program Negotiation Vehicles, the General Partner would be required to contribute $324,099 to the Partnership.

(d)           If a Repurchase Agreement is entered into on or before December 15 covering Partnership Vehicles that prior thereto had been Program Negotiation Vehicles, then thereafter all such Vehicles will be for all purposes hereof Partnership Program Vehicles and the General Partner shall be entitled to a distribution from the Partnership by way of return of capital of the amount, without interest, by which its Additional Capital Contribution in respect of the Program Negotiation Vehicles was greater than it would have been had such Vehicles been Partnership Program Vehicles when purchased (the “PNV Excess”). For the purpose of making a distribution under this section 5.4(d), the General Partner may, when there exists no continuing Suspension Event or Termination Event, make a Capital Call on the Limited Partner for an amount up to the PNV Excess, notwithstanding that the PNV Excess may be an amount less than the amount required by section 3.2(a) for a Capital Call and the proceeds may be used, notwithstanding section 3.2(a), to distribute to the General Partner an amount equal to the PNV Excess. For greater certainty, this section 5.4(d) does not increase the number of times (four per calendar month) when the Limited Partner may be called upon to make an Additional Capital

Contribution. A Repurchase Agreement entered into by the Partnership after the occurrence of a Suspension Event or Termination Event which is continuing shall not be effective for the purposes of this section 5.4(d) unless it shall have been approved by the Securitization Agent.

5.5                          Commingling of Partnership Assets.

The funds and assets of the Partnership shall not be commingled with the funds or assets of any other Person (including those of the General Partner).

5.6                          Fees of the General Partner.

The General Partner shall not be entitled to any fees as general partner of the Partnership. As compensation for managing the Partnership the General Partner shall receive the Net Income allocated to it in accordance with section 4.5.

ARTICLE 6

BOOKS AND RECORDS AND PROVISION OF INFORMATION

6.1                          Books of Account.

The General Partner will keep and maintain full, complete and accurate books of account and records of the business of the Partnership. The Partnership books shall be kept at the principal office from time to time of the General Partner. During the existence of the Partnership and for a period of three years thereafter, such books of account and records shall be made available for inspection by the Limited Partner or its duly authorized representatives during normal business hours at the principal office of the General Partner.

6.2                          Annual Report and Income Tax Information.

(a)           In addition to the reports required by Article 4, within 60 days after the end of each Fiscal Period, the General Partner shall deliver to the Limited Partner:

(i)                                     an annual report in respect of such Fiscal Period containing:

(A)                              financial statements of the Partnership as at the end of, and for, such Fiscal Period (prepared in accordance with Canadian GAAP except as otherwise required by the terms of this Agreement), with comparative financial statements as at the end of, and for, the immediately preceding Fiscal Period, if any, containing a balance sheet, a statement of income, a statement of changes in financial position and a statement of Partner’s equity;

(B)                                a report on allocations and distributions to Partners; and

(C)                                such other information as in the opinion of the General Partner is material to the business of the Partnership; and

(ii)                                  information concerning the amount of Taxable Income or Tax Loss and credits and charges to capital accounts allocated to the Limited Partner and such other information as is necessary to enable the Limited Partner to file income tax returns and partnership returns with respect to the Limited Partner’s income or loss from the Partnership in respect of such Fiscal Period.

(b)           Within 120 days of the end of each Fiscal Period, the General Partner shall deliver to the Limited Partner the statements referred to in section 6.2(a)(i)(A) and section 6.2(a)(i)(B) with a report of the Auditors thereon.

6.3                          Fleet Reports.

On each Settlement Date the General Partner will make available a Fleet Report to the Limited Partner.

6.4                          Status Reports.

The General Partner will forward, within 45 days after the end of each quarter during each Fiscal Period, to the Limited Partner a status report regarding the activities of the Partnership for such quarter.

6.5                          Financial Reports of the General Partner.

The General Partner shall deliver to the Limited Partner within 60 days of the end of each fiscal quarter of the General Partner a copy of the income and cash flow statements and the balance sheet of the General Partner and National System as at and for the period then ended and, as soon as available but not later than 120 days after the end of each fiscal year of the General Partner or National System, as the case may be, a copy of the income and cash flow statements and the balance sheet of the General Partner and National System as at and for the period then ended in the form submitted to the independent auditors of Vanguard or any parent corporation of Vanguard for purposes of producing the audited financial statements of that corporation.

6.6                          Repurchase Agreements.

The General Partner shall provide to the Securitization Agent and the Rating Agency copies of all Repurchase Agreements promptly after they have been entered into by the Partnership.

ARTICLE 7

PARTNERSHIP GOVERNANCE

7.1                          Powers Exercisable by the Limited Partner.

In addition to all other powers conferred upon it by this Agreement, the Limited Partner may:

(a)                                  admit an Additional General Partner to the Partnership as provided in section 8.4(a);

(b)                                 waive any default on the part of the General Partner on such terms as the Limited Partner may determine and release it from any claims in respect thereof;

(c)                                  continue the Partnership if the Partnership would otherwise be terminated by operation of the Act;

(d)                                 consent to any compromise or arrangement by the Partnership with any creditor or creditors, or class or classes of creditors, or with the holders of any shares or securities of the General Partner;

(e)                                  waive any or all of the restrictions set out in section 5.3; and

(f)                                    extend the date for winding up the Partnership as provided in section 8.1,

but the Limited Partner may not exercise any of these powers if the result of so doing would be to cause a lowering of the Rating Agency’s rating of the Notes.

7.2                          Amendment to Partnership Agreement.

This Agreement may be amended by mutual agreement of the General Partner, the Additional General Partner and the Limited Partner, provided that such amendment, whether initiated by the General Partner, the Additional General Partner or the Limited Partner, may not in any manner allow the Limited Partner to take part in the control of the business of the Partnership.

7.3                          Assignment of Partnership Interests.

No Partner may sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of or subject to any charge, lien, security interest or other encumbrance all or any part of its interest in the Partnership except with the consent of the other Partner in its absolute discretion. Notwithstanding the foregoing, the Limited Partner may:

(a)                                  pledge the Limited Partnership Interest as security for Notes; and

(b)                                 whenever a Termination Event has occurred and is continuing and subject to the rights of the General Partner in section 8.5(b), transfer the whole or any part of its Partnership Interest without the consent of the General Partner, who shall be obligated for all purposes hereof to recognize such transfer, subject to the condition that each such transferee pursuant to this section 7.3(b) shall agree in writing with the other Partners to become a Partner and be bound by the provisions of this Agreement.

ARTICLE 8

SUSPENSION EVENTS, TERMINATION EVENTS AND DURATION OF

PARTNERSHIP

8.1                          Term of Partnership.

The Partnership was formed on March 13, 1997. Unless it has wound up its activities earlier pursuant to section 8.3, the Partnership will begin to wind up its activities on the Partnership Termination Date.

8.1.1                       Suspension Events.

When a Suspension Event has occurred and while it is continuing (but has not become a Termination Event) the Partnership shall not purchase Vehicles.

8.2                          Termination Events.

Each of the following shall be a Termination Event hereunder:

(a)                                  an event referred to in clause (a) of the definition of “Suspension Events” continuing for any three consecutive Settlement Periods;

(b)                                 an event referred to in clause (b) of the definition of “Suspension Events” continuing for three Business Days beyond a Settlement Date;

(c)                                  breach of the covenant in section 5.2(i) which breach continues for three Business Days after a Settlement Date; provided, however, that if such breach is caused by a Manufacturer ceasing to be an Eligible Manufacturer, then such breach will not constitute a Termination Event if within 30 days of its occurrence the General Partner at its own expense has obtained for the benefit of the Partnership credit enhancement satisfactory in form, source and amount to the Rating Agency and the Securitization Agent in respect of those Partnership Vehicles that are subject to Repurchase Agreements with such Manufacturer;

(d)                                 the General Partner making any unauthorized payment from the Rental Account or the Vehicle Account and failing to restore such payment within two Business Days of becoming aware of it;

(e)                                  the failure by the General Partner to observe any other covenant herein which failure could be expected to have a material adverse effect on the Partnership, provided that if such breach of covenant is capable of being remedied then it shall not constitute a Termination Event unless it remains unremedied for five Business Days after notice from the Limited Partner;

(f)                                    the inaccuracy when made of a representation or warranty of the General Partner herein which inaccuracy could be expected to have a material adverse effect on the Partnership, provided that if such inaccuracy is capable of being remedied then it shall not constitute a Termination Event unless it remains unremedied for five Business Days after notice from the Limited Partner;

(g)                                 the occurrence of a material adverse change since the date hereof in the financial condition or operations of the General Partner, National System or the Partnership which, in the opinion of the Securitization Agent after consultation with the Rating Agency and which opinion has been communicated in writing to the General Partner, is likely to result in the General Partner (i) being unable to satisfy its obligations hereunder, (ii) becoming a bankrupt or (iii) seeking the protection of Insolvency Legislation;

(h)                                 the General Partner failing to pay when due any obligation (the “Underlying Obligation”) for a sum certain in excess of $2,000,000 and such failure continuing for three Business Days after (i) notice to the General Partner from the party to whom the Underlying Obligation is owed if there is no grace period applicable to the Underlying Obligation or (ii) the expiry of any grace period applicable to the Underlying Obligation;

(i)                                     the General Partner, National System or the Partnership failing generally to pay its debts as they become due or admitting its inability to do so or making a general assignment for the benefit of creditors or being adjudicated a bankrupt or insolvent or seeking the protection of Insolvency Legislation;

(j)                                     proceedings being taken by a third party against the General Partner, National System or the Partnership under Insolvency Legislation or a receiver being appointed over, or execution being levied against, any material portion of the assets of the General Partner or the Partnership, unless such proceedings are withdrawn or terminated with prejudice to the applicant within 30 days of having been commenced;

(k)                                  the approval by the General Partner of termination of the Partnership and its authorization by LP Resolution;

(l)                                     the approval by the General Partner of termination of the Partnership following failure by the Limited Partner to meet a Capital Call, which failure shall continue for three Business Days after notice from the General Partner;

(m)                               the occurrence of the Normal Course Termination Date;

(n)                                 the Notes being rated lower than R-l (high) or its equivalent by the Rating Agency or the Securitization Agent giving notice in writing to the General Partner that the Rating Agency has given notice to the Securitization Agent or the Limited Partner that, unless the Limited Partnership or the ownership by the Limited Partner of the Limited Partnership Interest is terminated, the Rating Agency will reduce the rating on the notes below R-l (high) or its equivalent;

(o)                                 the failure by Alamo to observe any covenant in the Alamo Lease which failure could be expected to have material adverse effect on the Partnership, provided that if such breach of covenant is capable of being remedied then it shall not constitute a Termination Event unless it remains unremedied for five Business Days after notice from the Partnership;

(p)                                 the inaccuracy when made of a representation or warranty of Alamo in the Alamo Lease which inaccuracy could be expected to have a material adverse effect on the Partnership, provided that if such inaccuracy is capable of being remedied then it shall not constitute a Termination Event unless it remains unremedied for five Business Days after notice from the Partnership;

(q)                                 the failure by Vanguard to observe any covenant contained in the Guarantee Letter, provided that if such breach of covenant is capable of being remedied then it shall not constitute a Termination Event unless it remains unremedied for three Business Days after receipt of written notice from the Limited Partner; and

(r)                                    the inaccuracy when made of a representation or warranty of Vanguard contained in the Guarantee Letter, provided that if such inaccuracy is capable of being remedied then it shall not constitute a Termination Event unless it remains unremedied for three Business Days after receipt of written notice from the Limited Partner.

The General Partner shall be required to give to the Limited Partner and the Rating Agency written notice forthwith upon becoming aware of the existence of a Termination Event (other than one described in section (g), (k), (l) or (m) of section 8.2). The General Partner shall be obligated to notify the Limited Partner, the Securitization Agent and the Rating Agency forthwith upon learning of the occurrence of any material adverse change in the financial condition or operations of the General Partner or the Partnership.

8.3                          Effect of a Termination Event.

Upon the occurrence of a Termination Event:

(a)                                  sections 4.2(c), (d) and (e) and section 4.3(b) shall no longer be operative;

(b)                                 the text in sections 4.2(h) and (i) shall be deemed to have been deleted and the following to have been substituted therefor:

“On each Settlement Date a sum (if positive) equal to Depreciation plus Loss on Dispositions less Gain on Dispositions for the relevant Settlement Period (less, on the first Settlement Date occurring after a Termination Event, any amounts representing Depreciation plus Net Loss on Dispositions transferred from the Rental Account to the Vehicle Account on Estimation Dates occurring during the Settlement Period just ended) shall be transferred from the Rental Account to the Vehicle Account”;

(c)                                  the General Partner shall not make any further Capital Calls or purchase additional Vehicles for the Partnership;

(d)           the General Partner shall immediately at its own expense cause to be redelivered to the province in Canada where it registered any Partnership Vehicle that is outside Canada and no Partnership Vehicle shall be rented for a one-way rental for drop-off outside of Canada;

(e)           distributions of cash from the Partnership to the Partners shall be made only as permitted by sections 4.4 and 8.6 or, when applicable, section 8.5(b);

(f)            the General Partner shall sell the Partnership Vehicles and the other assets of the Partnership and wind up the business of the Partnership in an orderly manner as expeditiously as practicable but in any event within six months of the date of the Termination Event; and

(g)           the fact that a breach of a Partner’s covenant hereunder may constitute, or may entitle the other Partner to declare, a Termination Event shall not be construed as a waiver of, or disentitle the other Partner from, other remedies at law or in equity.

8.4                          Additional General Partner.

(a)           If a Termination Event under section (b), (c), (d), (e), (f), (g), (h), (i), (j), (o), (p), (q) or (r) of section 8.2 has occurred and is continuing, the Limited Partner shall be entitled to appoint an additional general partner to the Partnership (the “Additional General Partner”) who shall serve in addition to the General Partner. Notwithstanding the foregoing sentence if a Termination Event described in section 8.2(c) is a result solely of a Manufacturer ceasing to be an Eligible Manufacturer, then such a Termination Event shall not give rise to a right of the Limited Partner to appoint an Additional General Partner. Upon its appointment, the Additional General Partner shall execute the agreement contemplated by the last sentence of section 7.3, make a Capital Contribution to the Partnership of $10.00 and carry out the functions that, in the absence of the Additional General Partner’s appointment, the General Partner would be obligated to carry out hereunder after a Termination Event. In so doing, the Additional General Partner shall be bound to act in the best interest of the Partnership. The income entitlement of the Additional General Partner shall be set at a commercially marketable rate not to exceed 1% of the liquidation proceeds of Partnership Vehicles.

(a.1)        The parties acknowledge that the AGP was appointed as Additional General Partner on September 28, 2001. The validity of such appointment is acknowledged by the General Partner notwithstanding that a Termination Event had not occurred as of that date. Notwithstanding its appointment and the provisions of section 8.4, the Additional General Partner shall not, until there shall have occurred a Termination Event described in section (b), (c), (d), (e), (f), (g), (h), (i), (j), (o), (p), (q) or (r), of Section 8.2 and the Limited Partner shall have consented to the Additional General Partner so acting, (but shall if and after such Termination Event has occurred and such consent has been given) carry out the functions that, in the absence of the Additional General Partner’s appointment, the General Partner would be obligated to carry out hereunder. Until such time, if ever, as such a Termination Event shall have occurred and such consent shall have been given, the fees of the Additional General Partner shall be paid by the General Partner at the rate agreed to by the Parties. After such a Termination

Event shall have occurred and such consent shall have been given, the fee will be as set out in section 8.4(a).

(b)           Upon appointment of the Additional General Partner, the Additional General Partner shall control the Rental Account, the Vehicle Account, the VAT Account and all other assets of the Partnership, to the exclusion of the General Partner. For greater certainty, the General Partner will be entitled, after the appointment of an Additional General Partner, to the distributions payable to the General Partner under section 8.6(b).

(c)           The General Partner hereby irrevocably nominates, constitutes and appoints the Limited Partner, with full power of substitution, as the General Partner’s agent and true and lawful attorney to act on its behalf with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver and record or file as and where required any document that the Additional General Partner determines to be necessary or desirable, in its sole opinion in connection with or relating to the transfer of registered ownership of any Partnership Vehicle from the General Partner as general partner of the Partnership to the Additional General Partner as general partner of the Partnership. The power of attorney granted herein is irrevocable and is a power coupled with an interest and extends to the successors and assigns of the General Partner. The General Partner agrees to be bound by any representation or action made or taken by the Limited Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the Limited Partner taken in good faith under this power of attorney.

(d)           The Additional General Partner may (subject to the last sentence of this section 8.4(d)) retain one or more agents, managers or servicers (collectively, a “Servicer”) to assist the Additional General Partner in carrying out its functions and responsibilities hereunder but the compensation of the Servicer shall be the sole responsibility of the Additional General Partner and shall not be a Partnership Expense and the appointment by the Additional General Partner of a Servicer shall not relieve the Additional General Partner of any liabilities hereunder. Unless the Additional General Partner has been approved as such by the Rating Agency, the Additional General Partner shall appoint a Servicer approved by the Rating Agency.

8.5                          Certain Purchase Rights of the General Partner.

(a)           After the occurrence of a Termination Event the General Partner shall have the right, exercisable in accordance with this section 8.5(a), to purchase from the Partnership all (but not less than all) the Partnership Vehicles. The General Partner may exercise its right to purchase the Partnership Vehicles by delivering to the Partnership and the other Partners written notice (the “Purchase Option Notice”) of its exercise of its option not later than three Business Days following occurrence of the Termination Event. Delivery of a Purchase Option Notice shall constitute a binding agreement of purchase and sale pursuant to which the Partnership shall sell to the General Partner and the Genera] Partner shall purchase from the Partnership the Partnership Vehicles for a purchase price (the “Option Purchase Price”) equal to the Current Book Value of the Partnership Vehicles as of the close of business on the day immediately preceding the date of closing (the “Repurchase Closing Date”) of the transaction.

The Repurchase Closing Date shall occur on the seventh day (or if such day is not a Business Day, the next Business Day) following receipt of the Purchase Option Notice by the Partnership. At closing and against payment to the Partnership of the Option Purchase Price in cash or by bank draft or certified cheque, the Partnership shall transfer the Partnership Vehicles to the General Partner or as the General Partner may in writing direct, free and clear of all encumbrances except encumbrances in favour of Manufacturers pursuant to Qualified PMSIs, and shall deliver to the General Partner:

(i)                                     executed copies of the blanket assignments pertaining to such purchase in substantially the form delivered by the General Partner to the Partnership pursuant to the Assignment and Assumption Agreement executed by National Tilden Operations Inc. and the Partnership on June 26, 1997 (the “Assignment and Assumption Agreement”) or in such other form as may be reasonably required by the General Partner;

(ii)                                  executed motor vehicle ownership transfers in the form prescribed by the highway traffic or motor vehicle registration legislation applicable to the Partnership Vehicles; and

(iii)                               such other documents or instruments of conveyance or further assurance as may be reasonably required by the General Partner.

The Option Purchase Price received by the Partnership shall be deposited to the Vehicle Account and applied forthwith (whether or not the Repurchase Closing. Date is a Settlement Date) in accordance with section 8.6(a) or 8.6(b) as the case may be.

The General Partner shall be responsible for the payment of any and all (i) transfer fees, license fees, registration fees or other similar government fees and charges and (ii) Taxes, in connection with the transfer of Partnership Vehicles pursuant to this section 8.5(a).

(b)           After the occurrence of a Termination Event the General Partner shall have the right, exercisable in accordance with this section 8.5(b), to purchase from the Limited Partner the Limited Partnership Interest. The General Partner may exercise this right by delivering to the Limited Partner written notice (the “Partnership Interest Short Option Notice”) of its exercise of its option not later than three Business Days after the occurrence of the Termination Event. Delivery of a Partnership Interest Short Option Notice shall constitute a binding agreement of purchase and sale pursuant to which the Limited Partner shall sell to the General Partner, and the General Partner shall purchase from the Limited Partner, the Limited Partnership Interest for an aggregate purchase price (the “Short Option Purchase Price”) equal to the Limited Partner’s Capital Account as of the close of business on the day immediately preceding the date of closing of the transaction (the “Short Option Closing Date”) plus any unpaid Income Share of the Limited Partner calculated to the maturity date of Notes outstanding as of the Short Option Closing Date.

The Short Option Closing Date shall occur on the seventh day (or if such day is not a Business Day, the next Business Day) following receipt of the Partnership Interest Short Option Notice by the Limited Partner. At closing and against payment to the Limited Partner of the Short Option Purchase Price in cash or by bank draft or certified cheque, the Limited Partner shall transfer to the General Partner or as it may in writing direct the Limited Partnership Interest free and clear of all encumbrances and shall deliver to the General Partner:

(i)                                     executed copies of such assignments pertaining to such purchase and in such form as may be reasonably required by the General Partner; and

(ii)                                  such other documents or instruments of conveyance or further assurance as may be reasonably required by the General Partner.

On the Short Option Closing Date and prior to giving effect to the purchase and sale of the Limited Partnership Interest on such date, all funds on deposit in the Rental Account and the Vehicle Account shall be applied pursuant to and in accordance with Sections 4.2 and 4.3 (as amended by sections 8.3(a) and (b)) as if such date were a Settlement Date.

(c)           At any time when there exists neither a Suspension Event nor a Termination Event, the General Partner shall have the right, exercisable in accordance with this section 8.5(c) to purchase from the Limited Partner the Limited Partnership Interest. The General Partner may exercise this right by delivering to the Limited Partner written notice (the “Partnership Interest Long Option Notice”) of its exercise of the option. Delivery of a Partnership Interest Long Option Notice shall constitute a binding agreement of purchase and sale pursuant to which the Limited Partner shall sell to the General Partner, and the General Partner shall purchase from the Limited Partner, the Limited Partnership Interest for an aggregate purchase price (the “Long Option Purchase Price”) equal to the Limited Partner’s Capital Account as of the close of business on the day preceding the day of closing of the transaction (the “Long Option Closing Date”) plus any unpaid Income Share of the Limited Partner calculated to and including the day preceding the Long Option Closing Date.

The Long Option Closing Date shall occur 90 days (or if such day is not a Business Day, the next Business Day) following receipt of the Long Option Purchase Notice by the Limited Partner. At closing and against payment to the Limited Partner of the Long Option Purchase Price in cash or by bank draft or certified cheque, the Limited Partner shall transfer to the General Partner or as it may in writing direct the Limited Partnership Interest free and clear of all encumbrances and shall deliver to the General Partner:

(i)                                     executed copies of such assignments pertaining to such purchase and in such form as may be reasonably required by the General Partner; and

(ii)                                  such other documents or instruments of conveyance or further assurance as may be reasonably required by the General Partner.

On the Long Option Closing Date and prior to giving effect to the purchase and sale of the Limited Partnership Interest on such date, all funds on deposit in the Rental Account and the Vehicle Account shall be applied pursuant to and in accordance with Sections 4.2 and 4.3 as if such date were a Settlement Date.

The fact that the General Partner has delivered a Partnership Interest Long Option Notice will not change any consequences hereunder of a Termination Event that arises thereafter,

except that no options shall arise under sections (a) and (b) of this section 8.5. If a Termination Event occurs after the General Partner has delivered a Partnership Interest Long Option Notice, then the Long Option Closing Date shall occur on the earlier of the date when it would have occurred in the absence of a Termination Event and the seventh day (or if such day is not a Business Day, the next Business Day) after the date of occurrence of the Termination Event.

8.6                          Distribution of Proceeds of Winding Up.

(a)           On each Settlement Date occurring after a Termination Event, the General Partner (if no Additional General Partner has been appointed pursuant to Section 8.4) shall distribute cash from the Rental Account and from the Vehicle Account as follows and in the following order of priority:

(i)                                     from the Rental Account -

(A)                              firstly, to pay the expenses of liquidation and the debts and liabilities of the Partnership to its creditors or to make due provision for the payment thereof;

(B)                                secondly, to make the transfer (if any) required by section 8.3(b) including shortfalls from prior periods;

(C)                                thirdly, to pay to the Limited Partner the Income Share of the Limited Partner; and

(D)                               lastly, to pay any excess to the General Partner; and

(ii)                                  from the Vehicle Account

(A)                              firstly, to pay any portion of the expenses of liquidation and the debts and liabilities of the Partnership to its creditors or to make due provision for the payment thereof not paid or provided for pursuant to section 8.6(a)(i)(A);

(B)                                secondly, to pay to the General Partner amounts in respect of Temporary GP Contributions;

(C)                                thirdly, to pay to the General Partner amounts (if any) to which the General Partner is entitled pursuant to section 5.4(d), if and to the extent that after payments pursuant to this section 8.6(a)(ii)(C) the amount of the General Partner’s Capital Account would be not less than the amount of the General Partner’s Capital Commitment;

(D)                               fourthly, to pay to the Limited Partner any portion of the Income Share of the Limited Partner not paid pursuant to section 8.6(a)(i)(C);

(E)                                 fifthly, to pay to the Limited Partner an amount equal to the Limited Partner’s Capital Account; and

(F)                                 lastly, to pay all remaining proceeds to the General Partner.

(b)           On each Settlement Date occurring after a Termination Event, if an Additional General Partner has been appointed pursuant to Section 8.4, the Additional General Partner shall distribute the net proceeds from the winding up of the Partnership as follows and in the following order of priority:

(i)                                     from the Rental Account -

(A)                              firstly, to pay the expenses of liquidation and the debts and liabilities of the Partnership to its creditors or to make due provision for the payment thereof;

(B)                                secondly, to pay to the Additional General Partner its income entitlement;

(C)                                thirdly, to make the transfer (if any) required by section 8.3(b) including shortfalls from prior periods;

(D)                               fourthly, to pay the Income Share of the Limited Partner; and

(E)                                 lastly, to pay any excess to the General Partner; and

(ii)                                  from the Vehicle Account -

(A)                              firstly, to pay any portion of the expenses of liquidation and the debts and liabilities of the Partnership to its creditors or to make due provision for the payment thereof not paid or provided for pursuant to section 8.6(b)(i)(A);

(B)                                secondly, to pay to the Additional General Partner any portion of its income entitlement not paid pursuant to section 8.6(b)(i)(B));

(C)                                thirdly, to pay to the General Partner amounts in respect of any Temporary GP Contributions;

(D)                               fourthly, to pay to the General Partner amounts (if any) to which the General Partner is entitled pursuant to section 5.4(d), if and to the extent that after payments pursuant to this section 8.6(b)(ii)(D) the amount of the General Partner’s Capital Account would be not less than the amount of the General Partner’s Capital Commitment;

(E)                                 fifthly, to pay to the Limited Partner the Income Share of the Limited Partner to the extent not paid pursuant to section 8.6(b)(i)(D);

(F)                                 sixthly, to pay to the Limited Partner an amount equal to the Limited Partner’s Capital Account;

(G)                                seventh, to pay to the Additional General Partner an amount equal to its capital account; and

(H)                               lastly, to pay to the General Partner all remaining proceeds.

8.7                          Negative Balance in Capital Account of General Partner.

Neither the Partnership nor the Limited Partner shall have a claim against the General Partner with respect to any negative (i.e., debit) balance in its capital account except to the extent the assets of the Partnership are insufficient to pay debts, liabilities and obligations of the Partnership pursuant to the provisions of Section 8.4.

8.8                          Return of Capital.

Except as provided in this Agreement, no Partner shall have the right to demand or receive a return of Capital in a form other than cash, but nothing herein shall prohibit a return of Capital in a form other than cash.

8.9                          Dissolution of Partnership.

The Partnership shall be dissolved when all of its assets have been sold and the net proceeds therefrom have been distributed to the Partners. The General Partner shall prepare or cause to be prepared a statement of financial position of the Partnership which shall be reported upon by the Auditor and forward a copy to each Person who was shown on the Register as a Partner at the date of dissolution. The parties agree that the steps necessary to dissolve the Partnership should be chosen so that the dissolution occurs in a tax efficient manner.

ARTICLE 9

INDEMNIFICATION

9.1                          Indemnification by the General Partner.

Without limiting any other rights which the Limited Partner may have hereunder or under Applicable Law, the General Partner hereby agrees to indemnify the Limited Partner and its respective trustees, officers, agents and assigns (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable legal fees and disbursements, and any costs associated with the appointment of an Additional General Partner (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or reasonably incurred by any of the Indemnified Parties arising out of or as a result of (a) the liability of the Limited Partner not being limited in the manner provided in section 2.13 (unless the liability of the Limited Partner is not so limited as a result of any act or omission of the Limited Partner) or (b) a breach or violation of this Agreement by the General Partner, excluding, however, damages, losses, claims, liabilities, costs and expenses resulting from gross negligence or wilful misconduct on the part of the Limited Partner. The obligations of the General Partner under this section 9.1 shall survive any termination of this Agreement. Without limiting the generality of the foregoing, the General Partner shall indemnify the Indemnified Parties for Indemnified Amounts awarded or incurred as aforesaid relating to or resulting from:

(a)                                  reliance on any representation, warranty or statement made by the General Partner (or any of its officers) under, in or in connection with this Agreement, any officer’s certificate or any information or report delivered by the General Partner pursuant hereto or thereto, which shall have been false, incorrect or inaccurate in any material respect when made;

(b)                                 the failure by the General Partner to comply with any Applicable Law with respect to any Partnership Vehicle or Vehicle Rental Agreement or the non conformity of any Vehicle Rental Agreement with any Applicable Law;

(c)                                  any claim for personal injury, death, property damage or product liability which may arise by reason of, result from or be caused by, or relate to the use, operation, maintenance or ownership of, the Partnership Vehicles; and

(d)                                 any material failure of the General Partner to perform its covenants or obligations in accordance with the provisions of this Agreement.

9.2                          Notification of Potential Liability.

Each of the Partners will, upon learning of potential situations involving possible liability wider this Article 9, promptly notify the other Partner thereof but a failure to notify by the Limited Partner shall excuse the General Partner from its liability hereunder only if and to the extent that the General Partner can demonstrate that the amount of its liability would have been less if it had been given prompt notice thereof.

9.3                          Litigation.

At the request of the Limited Partner, the General Partner shall, at its expense, cooperate with the Limited Partner in any action, suit or proceeding brought by or against the Limited Partner relating to any of the transactions contemplated by this Agreement, any Partnership Vehicles or Vehicle Rental Agreements (other than an action, suit or proceeding by one Partner against the other). In addition, the General Partner agrees to notify the Limited Partner and the Limited Partner agrees to notify the General Partner, at the General Partner’s expense, promptly upon learning of any pending or threatened action, suit or proceeding, if the judgment or expenses of defending such action, suit or proceeding would be covered by section 9.1 and (except for an action, suit or proceeding by one Partner against the other Partner) to consult with the Limited Partner, concerning the defence and prior to settlement; provided, however, that if (i) the General Partner shall have acknowledged that section 9.1 would cover any judgment or expenses in any action, suit or proceeding, and (ii) in the sole determination of the Limited Partner, the General Partner has the financial ability to satisfy such judgment or expenses, then the General Partner shall have the right, on behalf of the Limited Partner but at the General Partner’s expense, to defend such action, suit or proceeding with counsel selected by the General Partner, and shall have sole discretion as to whether to litigate, appeal or enter into an exclusively monetary settlement.

9.4                          Tax Indemnity.

The General Partner agrees to defend and to save the Indemnified Parties harmless from and against any and all liabilities arising out of the transactions contemplated by this Agreement with respect to or resulting from any delay in paying or any omission to pay any Taxes otherwise required under this Agreement to be paid or withheld and remitted by or on any Vehicle rental customers. If the General Partner shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable by or on behalf of the Partnership to the Limited Partner hereunder or in connection with the execution, delivery, filing and recording hereof and of the other documents to be delivered hereunder and the consummation of the transaction contemplated hereby, or if the Limited Partner shall be required to pay any Taxes in respect of any sum received by the Limited Partner from the Partnership hereunder:

(a)           the sum payable to the Limited Partner shall be increased as may be necessary (or an amount shall be owed to the Limited Partner) so that, after all required deductions, withholdings or payments in respect of such Taxes have been made, the Limited Partner would have received or retained had no such deductions, withholdings or payments been made;

(b)           the General Partner shall make such deductions or withholdings; and

(c)           the General Partner shall pay forthwith the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with Applicable Law and will provide to the Limited Partner copies of such forms as are required to be provided to such authority evidencing the payment by the General Partner.

For greater certainty, it is hereby acknowledged by the parties hereto that the General Partner shall not be liable to indemnify the Indemnified Parties under this section for any Taxes payable by, or required to be withheld by, the General Partner on account of Taxes payable on the income of the Limited Partner, Taxes payable by virtue of the non-resident status of the Limited Partner, Taxes payable on the capital of the Limited Partner or Taxes payable by reason of any breach of this Agreement by the Limited Partner.

9.5                          Tax Credit.

If a payment (a “Grossed-Up Payment”) made by the General Partner includes amount (a “Gross-Up”) referred to in section 9.4, and the Limited Partner is able to apply for or otherwise take advantage of any tax credit, deduction in computing income or similar benefit by reason of any withholding or deduction made by the General Partner in respect of the Grossed-Up Payment (such credit, deduction or benefit hereinafter being referred to as a “Tax Credit”), then the Limited Partner will, at the expense of the General Partner, use reasonable endeavours to obtain the Tax Credit and, if it realizes the Tax Credit (whether by way of reducing taxes payable, receiving a tax refund, or otherwise), the Limited Partner shall, subject to the provisos to this Section 9.5, pay to the General Partner such amount, if any (not exceeding the

Gross-Up) as is determined in the discretion of the Limited Partner to be equal to the net after-tax value to the Limited Partner of such part of the Tax Credit as is reasonably attributable to such withholding or deduction having regard to all dealing giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same. Any such reimbursement shall be conclusive evidence of the amount due to the General Partner and shall be accepted by it in full and final settlement of its rights of reimbursement hereunder; provided that notwithstanding the foregoing, (i) nothing herein contained shall interfere with the right of the Limited Partner to arrange its tax affairs in whatever manner it deems fit and, in particular, the Limited Partner shall not be under any obligation to claim relief from its profits or similar tax liability in respect of any such deduction or withholding in priority to any other relief, claims, credit or deductions available to it; and (ii) the Limited Partner shall not be obligated to disclose to the General Partner any information regarding its tax affairs or tax computations; provided, further, that if, as a result of (x) an audit of the Limited Partner by its auditors or by a taxing authority, or (y) any change to the affairs of the Limited Partner or to the available information concerning such affairs, which change is relevant to the determination that reimbursement with respect to a Tax Credit is payable to the General Partner hereunder, the Limited Partner determines, in its discretion, that any such payment made by the Limited Partner known the results of such audit or anticipated such change, or would have been made in a smaller amount, than the General Power shall pay to the Limited Partner the amount of such payment which the Limited Partner so determines to have been an overpayment.

9.6                          Survival.

It is expressly acknowledged and agreed by the parties hereto that the obligations of the General Partner under this Article 9 shall survive the consummation of the transactions contemplated by this Agreement and, notwithstanding the occurrence of such events, shall continue in full force and effect.

9.7                          Change in Circumstances.

If at any time:

(a)           the introduction of, or any change (including any change by way of imposition or increase of any reserve requirements) in, or in the interpretation or administration of, any Applicable Law by any court or governmental authority;

(b)           the compliance by the Limited Partner, or the liquidity agent under the Liquidity Agreement (the “Liquidity Agent”), the Securitization Agent, or any of their Affiliates (each, an “Affected Person”), with any changed or introduced guideline, direction or request, or any change in, or direction regarding, the interpretation or administration thereof, from or by any governmental authority or professional self-regulating or governing body (including, for greater certainty, the Office of the Superintendent of Financial Institutions Canada, the Board of Governors of the United States Federal Reserve System or any other body or entity governing accounting treatment or reserve requirements) (whether or not having the force of law); or

(c)           any Affected Person is required pursuant to any introduced or changed legal or regulatory requirement, request, direction or guideline, or change in, or direction regarding, the interpretation or administration thereof (including with respect to reserve, deposit, capital adequacy or similar requirements), from or by any governmental authority or other body described in (b) above, to post or allocate additional capital to that which is maintained by any such Affected Person and any such posting or allocation of additional capital (or any portion thereof) is determined by the Affected Person to be due to, related to or as a result of the Affected Person’s direct or indirect (including through the provision of liquidity support for the Notes) obligations under or related to this Agreement, has the effect of:

(i)            (A) increasing the costs, expenses, or liabilities of any Affected Person (including as a result of a change in the Affected Person’s capital position,), as such costs, expenses or liabilities relate to the making or funding of capital contributions hereunder or maintaining the Limited Partner’s Capital Account or paying for the Liquidity Agreement, (B) reducing the rate of return (on capital or otherwise) to the Affected Person in connection with, or as a result of the Affected Person either having to raise additional capital or incurring a deteriorated capital position as a result of the making or funding of capital contributions hereunder or maintaining the Limited Partner’s Capital Account or paying for the Liquidity Agreement, (C) requiring the payment of any Tax on or calculated with reference to the capital or debt of the Affected Person, or (D) requiring the Affected Person to make any payment it would not otherwise be required to make; or

(ii)           reducing the amount of any Income Share of the Limited Partner,

the Partnership shall, from time to time upon demand by the Limited Partner, pay the Limited Partner or the applicable Affected Person simultaneously with the payment of the Income Share of the Limited Partner the amount of any such increased costs, expenses or liabilities incurred, reduction in amounts received or receivable, reduction in rate of return or required payment made or to be made. The Limited Partner shall deliver to the Partnership a certificate setting forth the computation of the amount of any such increased costs, expenses or liabilities, reduction in amounts received or receivable, reduction in rate of return, or required payment made or to be made, which computation may utilize such averaging and attribution methods as the Limited Partner or the applicable Affected Person believes to be fair, acting reasonably. Upon becoming aware thereof, the Limited Partner shall promptly notify the Partnership of any event or circumstance which could result in any payment being required to be made by the Partnership pursuant to this Section 9.7.

ARTICLE 10
GENERAL

10.1                        Notices

Any notice, report, communication, payment or demand required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made for all purposes if delivered personally or transmitted by telecopy or fax to the party or to an officer of the party to whom the same is directed or if sent by ordinary first class mail within Canada, postage prepaid, addressed as follows:

If to the General Partner, addressed to it at:

280 Attwell Drive
Etobicoke, ON M9W 5B2

Attention:	Chief Financial Officer
Fax No.:	416.798.1345

with copies to:

Vanguard Car Rental USA Holdings Inc.
200 South Andrews Avenue
11th Floor
Fort Lauderdale, Florida
33301

Attention:	Howard Schwartz, General Counsel
Fax No.:	954.320.4530

-and-

Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street West
Toronto, ON M5H 3C2

Attention:	Alison R. Manzer
Fax No.:	416.350.6938

and if to the AGP, addressed to it at:

c/o Ian Bandeen
3 Meredith Crescent
Toronto, ON M42 3B7

with copies to:

c/o Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
Suite 4400, Box 63
Toronto, ON M5X 1B1

Attention:	Derek R.G. Vesey
Fax No.:	416.863.0871

and if to the Limited Partner, addressed to it at:

c/o BNY Trust Company of Canada
302 Bay Street, 14th Floor
Toronto, ON M5X 1A1

Attention:	Senior Manager, Indenture Trust
Fax No:	416.867.6264

with a copy to the Securitization Agent, addressed to it at:

BMO Nesbitt Burns Inc.
1 First Canadian Place
3rd Floor Podium
Toronto, ON M5X 1H3

Attention:	Executive Managing Director,
Securitization and Structured Finance
Fax No.:	416.359.1910

and if to the Rating Agency, addressed to it at:

Dominion Bond Rating Service
200 King Street West, Suite 1304
Sun Life Centre, West Tower, P.O. Box 34
Toronto, ON M5H 3T4

Attention:	Executive Vice President - Structured Finance
Fax No:	416.593.8432

Any such notice sent by mail shall be deemed to have been received on the third Business Day after the date on which the same was deposited in a regularly maintained receptacle for the deposit of mail, addressed and sent as aforesaid. In the event of any disruption, strike or interruption in the Canadian postal service after mailing, and prior to receipt or deemed receipt, such notice shall be deemed to have been received on the third Business Day following full resumption of the Canadian postal service.  Any such notice that is given by personal delivery shall be deemed to have been received on the day of actual delivery thereof and any notice given by telecopy or fax shall be deemed to have been received on the first Business Day after the transmittal thereof. The Limited Partner may change its address or fax number by giving written notice of such change to the General Partner or the General Partner may change its address or fax number by giving such notice thereof to the Limited Partner.

10.2                        Limited Partner Not a General Partner.

If any provision of this Agreement has the effect of imposing upon the Limited Partner any of the liabilities or obligations of a general partner under the Act, such provision shall be of no force and effect.  The intention of the parties hereto in entering into this Agreement is to form a limited partnership and to be in relation as between themselves and toward others of general partner and limited partner and not general partner and general partner and not debtor and creditor and not agent and principal (except that in renting Partnership Vehicles, the General Partner will be the agent of the Partnership as undisclosed principal).

10.3                        Limitation of Liability and Capacity.

The obligations or liabilities of the Limited Partner under this Agreement shall be satisfied only out of the property or assets of Canadian Master Trust and no resort shall be had to the property or assets of The Trust Company of Bank of Montreal or any of its shareholders, directors, officers, employees or agents or any of the beneficiaries of Canadian Master Trust (other than the property or assets of Canadian Master Trust).  The Trust Company of Bank of Montreal is entering into this Agreement on behalf of Canadian Master Trust in its capacity as trustee of Canadian Master Trust, and this Agreement shall enure to the benefit of and be binding upon the successors of The Trust Company of Bank of Montreal in its capacity as trustee of Canadian Master Trust.

10.4                        Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document.  All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

10.5                        Binding Effect.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and, to the extent permitted hereunder, their respective successors and assigns.

Executed in Toronto, Ontario on this 14th day of October, 2003.

NATIONAL CAR RENTAL
(CANADA) INC.

by	/s/ PETER [ILLEGIBLE]
Name: PETER [ILLEGIBLE]
Title: CHIEF FINANCIAL OFFICER.

1487792 ONTARIO INC.

by	/s/ Ian Bandeen
	Name:	Ian Bandeen
	Title:	President

BNY TRUST COMPANY OF
CANADA as trustee of CANADIAN MASTER TRUST (with liability limited to the assets of the Trust) by its Securitization Agent, BMO NESBITT BURNS INC.

by	/s/ Paul Smeeton
	Name:	Paul Smeeton
	Title:	Executive Managing
Director, Securitization and
Structured Finance

/s/ Jerry Marriott
Name:	Jerry Marriott
Title:	Vice-President,
Securitization and Structured
Finance

We hereby consent to the amendments contained herein.

DOMINION BOND RATING SERVICE

by	/s/ Greg Nelson
	Name:	Greg Nelson
	Title:	Executive Vice-President
Structured Finance

We hereby consent to the amendments contained herein.

VANGUARD CAR RENTAL USA HOLDINGS INC.

by	/s/ [ILLEGIBLE]
Name:
Title: